Filed Pursuant to Rule 424(b)(3)
File No. 333-155368

Select Retirement
INDIVIDUAL SUPPLEMENTAL IMMEDIATE FIXED INCOME ANNUITY CONTRACT
Issued by
NATIONWIDE LIFE INSURANCE COMPANY
One Nationwide Plaza
Columbus, Ohio 43215
Telephone:  1-800-848-6331
The date of this prospectus is April 30, 2010.

This prospectus describes Select Retirement, individual supplemental immediate fixed income annuity contracts (referred to as "Contracts") issued by Nationwide Life Insurance Company ("Nationwide"), which are offered to investors with Morgan Stanley Smith Barney LLC,  its affiliates, or any successors (collectively, "MSSB").  The Contract provides for guaranteed income for the life of a designated person based on the Contract Owner's account at MSSB, provided all conditions specified in this prospectus are met, regardless of the actual performance or value of the investments in Your Account.

The Contract has no cash surrender value and does not provide a death benefit.

Prospective purchasers may apply to purchase a Contract through MSSB broker dealers who have entered into a selling agreement with Nationwide Investment Services Corporation ("NISC"), a subsidiary of Nationwide that acts as the general distributor of the Contracts sold through this prospectus.

This prospectus provides important information that a prospective purchaser of a Contract should know before investing.  Please read this prospectus carefully and keep it for future reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The Contracts described in this prospectus may not be available in all state jurisdictions and, accordingly, representations made in this prospectus do not constitute an offering in such jurisdictions.

The Contract:
•	Is NOT a bank deposit
•	Is NOT FDIC insured
•	Is NOT insured or endorsed by a bank or any government agency
•	Is NOT available in every state

A purchase of this Contract is subject to certain risks.  Please see the "Risk Factors" section on page 18.  The Contract is novel and innovative.  To date, the tax consequences of the Contract have not been addressed in binding published legal authorities; however, we understand that the Internal Revenue Service ("IRS") may be considering tax issues associated with products similar to the Contracts, and there is no certainty as to what the IRS will conclude is the proper tax treatment for the Contracts.  Consequently, you should consult a tax adviser before purchasing a Contract.

TABLE OF CONTENTS

SUMMARY OF THE CONTRACTS	1
Preliminary note regarding terms used in this prospectus.
What is the Contract?
How does the Contract generally work?
How much will the Contract cost?
What are the requirements to purchase the Contract?
Is this Contract right for you?
Who is Morgan Stanley Smith Barney LLC?
What are the Eligible Portfolios and how are they managed?
Can a Contract be purchased by an Individual Retirement Account?
Can the Contract Owner cancel the Contract?
Does the Contract contain any type of spousal benefit?
Does the Contract contain any kind of Guaranteed Lifetime Withdrawal Base increases?
RISK FACTORS	18
Your Account may perform well enough that you may not receive any Guaranteed Lifetime Income Payments from Nationwide under the Contract.
Your Investment choices are limited by the Contract.
You must remain invested in Your Account at MSSB to maintain your Contract.
You may die before receiving payments from us.
Early Withdrawals or Excess Withdrawals will reduce or eliminate the Guarantee provided by your Contract.
The Contract Fee will reduce the growth of Your Account.
Actions of your creditors may reduce or eliminate the Guarantee provided by your Contract.
Your Guarantee may terminate if MSSB no longer manages the Eligible Portfolios.
Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option under the Contract.
Additional deposits that exceed $2,000,000 in Total Gross Deposits could suspend or terminate your Contract.
Nationwide's claims paying ability.
Tax Consequences.
YOUR RELATIONSHIP WITH MSSB AND NATIONWIDE	20
The Contract.
Management of Your Account.
THE ACCUMULATION PHASE	21
What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?
Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?
What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date but your Guaranteed Lifetime Withdrawal Base is above zero?
THE WITHDRAWAL PHASE	23
What events trigger the Withdrawal Phase?
What is the Withdrawal Start Date and what does it mean?
What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?
Can the Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?
Do Early Withdrawals and Excess Withdrawals affect the Guaranteed Lifetime Withdrawal Amount and the Guaranteed Lifetime Withdrawal Base differently?
What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero due to Excess Withdrawals during the Withdrawal Phase?

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TRIGGERING THE INCOME PHASE	27
What events will trigger the Income Phase?
How is the Contract transitioned into the Income Phase?
THE INCOME PHASE	28
How much will each Guaranteed Lifetime Income Payment be?
Will the Guaranteed Lifetime Income Payment ever increase or decrease?
How often are the Guaranteed Lifetime Income Payments paid?
How long will the Guaranteed Lifetime Income Payments be paid?
TERMS AND CONDITIONS OF THE CONTRACT	28
What does it mean to have a change in "terms and conditions" of the Contract?
How will a change to the terms and conditions of the Contract affect an existing Contract?
SPOUSAL CONTINUATION OPTION	29
What is the Spousal Continuation Option?
Election of the Spousal Continuation Option.
How much does the Spousal Continuation Option cost?
Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?
THE CONTRACT FEE	30
How much is the Contract Fee?
When and how is the Contract Fee assessed?
Will the Contract Fee be the same amount from quarter to quarter?
Will advisory and other fees impact the Account Value and the Guarantee under the Contract?
MANAGING WITHDRAWALS FROM YOUR ACCOUNT	31
DEATH PROVISIONS	32
MARRIAGE TERMINATION PROVISIONS	33
Marriage termination in the Accumulation or Withdrawal Phases.
Marriage termination in the Income Phase.
SUSPENSION AND TERMINATION PROVISIONS	34
What does it mean to have a suspended Contract?
What will cause a Contract to be suspended?
What can be done to take the Contract out of suspension?
Specific suspension events and their cures.
What will cause a Contract to be terminated?
FEDERAL INCOME TAX CONSIDERATIONS	38
Taxation of Distributions from the Contract.
Taxation of Eligible Portfolios or Former Eligible Portfolios that are not held by an Individual Retirement Account.
Section 1035 Exchanges.
Qualified Retirement Plans.
Income Tax Withholding.
State and Local Tax Considerations.
Non-Resident Aliens.
Payment of Advisory or Service Fees.
Seek Tax Advice.
MISCELLANEOUS PROVISIONS	42
Ownership of the Contract.
Periodic communications to Contract Owners.
Amendments to the Contract.
Assignment.
Misstatements.

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DISTRIBUTION (MARKETING) OF THE CONTRACT	43
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	43
LEGAL OPINION	43
ABOUT NATIONWIDE	43
EXPERTS	44
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	44
DEFINITIONS	44

Available Information

Nationwide Life Insurance Company files reports with the Securities and Exchange Commission "SEC" on Forms 10-Q, 10-K and 8-K.

The public may read and copy these reports at the SEC's Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at (202) 551-8090.  The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like Nationwide Life Insurance Company, that file electronically with the SEC (http://www.sec.gov).

iii

SUMMARY OF THE CONTRACTS

Preliminary note regarding terms used in this prospectus.

Certain terms used in this prospectus have specific and important meanings.  Some are explained below.  Others are explained as they appear in the prospectus.  Additionally, in the back of this prospectus, there is a "Definitions" provision containing definitions of all of the terms used in the prospectus.

➢	"We," "us," "our," "Nationwide" or the "Company" means Nationwide Life Insurance Company.

➢
"You" or "yours," "Owner" or "Contract Owner" means the owner of the Contract.  If more than one Owner is named, each Owner may also be referred to as a "joint owner."  Joint owners are permitted only when they are spouses as recognized by applicable Federal law.

➢
"Your Account" means the unified managed account you own.  As described further below, "Select UMA" is a unified managed account investment advisory program offered by MSSB.  MSSB offers Your Account through registered representatives and investment advisor representatives ("Financial Advisors") of MSSB.  You must purchase a Contract with the assistance of these Financial Advisors.   Financial Advisors assist clients in analyzing whether the investment options are appropriate for the client.  If your Financial Advisor recommends a MSSB account to you, upon your request, MSSB will open Your Account.   MSSB acts as introducing broker to Citigroup Global Markets Inc. ("CGMI"), which acts as clearing broker for Your Account.  The assets in Your Account are custodied at CGMI.

The following is a summary of the Contract.  Unless otherwise noted, this prospectus assumes that you are the sole Contract Owner.  You should read the entire prospectus in addition to this summary.

What is the Contract?

The Contract is an Individual Supplemental Immediate Fixed Income Annuity Contract that is available for you to purchase if you open and own Your Account.  If you own Your Account, then you and your Financial Advisor have determined that one or more MSSB investment options available in the Select UMA investment advisory program is appropriate for you.  The Contract is an optional feature available on Your Account for those investors who intend to use the assets in their account to provide income payments for retirement or other long-term purposes.

Specifically, the Contract provides for annuity payments ("Guaranteed Lifetime Income Payments") to be paid to you under circumstances outlined below as long as you meet the conditions of the Contract as described in this prospectus.  If, or when, you are eligible and elect to take withdrawals ("Guaranteed Lifetime Withdrawals") from Your Account, and if, or when, the value of the assets in Your Account ("Your Account Value") falls below a certain amount or you live to a certain age, you will receive Guaranteed Lifetime Income Payments from us for the rest of your life (the "Guarantee").  The amount of your Guaranteed Lifetime Withdrawals will be based on a percentage of the value of Your Account when you first purchase the Contract (with adjustments for additions and withdrawals, the "Guaranteed Lifetime Withdrawal Base") and will vary based on Your Account Value and other actions you take with regard to Your Account, as described in this prospectus.

The Contract also offers a Spousal Continuation Option available at the time of application and a potential 5% increase (the 5% roll-up) in the Guaranteed Lifetime Withdrawal Base during the Accumulation Phase:

•
The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract (see, "Spousal Continuation Option," later in this prospectus).

•
The Contract's potential 5% roll-up is calculated based on your original Guaranteed Lifetime Withdrawal Base and may increase the Guaranteed Lifetime Withdrawal Base.  This feature is only available during the Accumulation Phase (see, "Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?," later in this prospectus).

Guaranteed Lifetime Income Payments under your Contract are triggered if the withdrawals (within the permitted limits of the Contract) and/or poor market performance reduce Your Account Value to $10,000 or less.  Note: If a triggering event does not occur, you will not receive any payments under this Contract and your Guarantee will have no value.

The Contract Guarantee is based on the age and life of the Annuitant.  For Non-Qualified Contracts, the Annuitant is you, the Contract Owner and the Owner of Your Account.  If this Contract is issued to a trustee of a trust or a custodian of an Individual Retirement Account ("IRA"), you must be the Annuitant, and if you elect the Spousal Continuation Option (discussed later in this prospectus), you and your spouse must be Co-Annuitants and your spouse must be listed as the beneficiary of Your Account.

It is important to note that the Contract itself has no cash surrender value because there are no assets attributable directly to it.  All obligations under the Contract to make Guaranteed Lifetime Income Payments to you are tied to Your Account.  If you surrender your interest in or otherwise terminate Your Account, this Contract also terminates and you will not receive any Guaranteed Lifetime Income Payments under this Contract.

The Contract may terminate and you may not receive any Guaranteed Lifetime Income Payments under this Contract if you terminate your Select UMA Account or if for any reason MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios (as defined below) in the Select UMA program.

Payments under the Contract are backed only by the claims paying ability of Nationwide and are not guaranteed by MSSB or any of its affiliates.

How does the Contract generally work?

The life of the Contract can generally be described as having three phases: an "Accumulation Phase," a "Withdrawal Phase," and an "Income Phase."  Your Contract will begin in the Accumulation Phase, and you must affirmatively elect to enter the Withdrawal Phase.  After a triggering event (described below) occurs, you can elect to enter the Income Phase.

Accumulation Phase.  During the Accumulation Phase, Your Account is just like any other advisory account at MSSB, except that Your Account must be 100% invested in an "Eligible Portfolio" or "Former Eligible Portfolio."  Eligible Portfolios are those Select UMA program investment models that contain certain permissible investments under the Contract.  A Former Eligible Portfolio is a previously permissible investment model that is no longer available to new Contract Owners.  Please see, "What are the Eligible Portfolios and how are they managed?," later in this prospectus for more information on the Select UMA program and the Eligible Portfolios currently available for the Guarantee.

The Contract provides an increase in your Guaranteed Lifetime Withdrawal Base each Contract Anniversary (the anniversary of the date we issue your Contract) equal to the greatest of:

(a)	The current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous Contract Year that affected the Guaranteed Lifetime Withdrawal Base;

(b)	Your Account Value as of that Contract Anniversary; or

(c)
The original Guaranteed Lifetime Withdrawal Base with a 5% roll-up.  This is equal to the original Guaranteed Lifetime Withdrawal Base plus 5% of the original Guaranteed Lifetime Withdrawal Base for each Contract Anniversary that has been reached.  An adjustment will be made to the calculations for transactions that increase or decrease the Guaranteed Lifetime Withdrawal Base.

The greatest of these three amounts will become your new Guaranteed Lifetime Withdrawal Base at your next Contract Anniversary.  The review of these three amounts is referred to as the "Annual Benefit Base Review."  See, "Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?," later in the prospectus for more information.

You may make Additional Deposits (payments applied to Your Account after the Contract is issued), which will increase your Guaranteed Lifetime Withdrawal Base.  Any withdrawals taken during the Accumulation Phase will reduce your Guaranteed Lifetime Withdrawal Base.

Withdrawal Phase.  Anytime after you (and your spouse, if you elected the Spousal Continuation Option), reach the age of 55, you may elect to begin the Withdrawal Phase.  You must submit a Withdrawal Phase election form to us to enter the Withdrawal Phase.  The day Nationwide receives your Withdrawal Phase election form indicating that you are eligible and affirmatively elect to begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount is considered the "Withdrawal Start Date."  Once the Contract is in the Withdrawal Phase, you can take annual withdrawals up to a certain amount, the "Guaranteed Lifetime Withdrawal Amount,"

from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.

Once you elect to begin taking Guaranteed Lifetime Withdrawals, you may withdraw up to 4%, the "Guaranteed Lifetime Withdrawal Percentage," of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.  When you (and your spouse, if you elected the Spousal Continuation Option) reach age 65, your Guaranteed Lifetime Withdrawal Percentage increases to 5%.  At that time, you may withdraw up to 5% of your Guaranteed Lifetime Withdrawal Base from Your Account without reducing your Guaranteed Lifetime Withdrawal Base and any potential Guaranteed Lifetime Income Payments.

Income Phase.  If and when any of the following triggering events occur, the Contract will be eligible to begin the Income Phase:

•	Your Account Value, after the Withdrawal Start Date, falls below the greater of $10,000 or the Guaranteed Lifetime Withdrawal Amount (the "Minimum Account Value"); or

•
 Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in the "Suspension and Termination Provisions" section later in this prospectus, and you reach the age of 55; or

•	You, after the Withdrawal Start Date, affirmatively elect to begin the Income Phase by submitting the appropriate administrative forms.

At that time, you will instruct MSSB to transfer the remaining value in Your Account to us, and we will begin making annual guaranteed fixed annuity payments to you for as long as you (or your spouse, if the Spousal Continuation Option, described herein, is elected) live.  After this transition into the Income Phase, Your Account is closed and you no longer own interests in the Eligible Portfolio or Former Eligible Portfolio.  Rather, your ownership interest lies in the guaranteed stream of annuity payments - the Guaranteed Lifetime Income Payments - which Nationwide is obligated to provide.  Note: It is possible that you may never receive Guaranteed Lifetime Income Payments if none of the triggering events occur.  If you (and your spouse, if the Spousal Continuation Option is elected) die before any of the triggering events occur, no benefit is payable under this Contract.

How much will the Contract cost?

Accumulation Phase and Withdrawal Phase.  During both the Accumulation Phase and Withdrawal Phase, you will pay a fee for the Contract (the "Contract Fee" or "Fee"), which will be deducted from Your Account Value on a quarterly basis.  The Fee is calculated as a percentage (the "Contract Fee Percentage") of your Guaranteed Lifetime Withdrawal Base (not Your Account Value) as of the end of the calendar quarter.  Please see, "The Contract Fee," for more information.

The Fee compensates us for the risk we assume in providing you Guaranteed Lifetime Income Payments. We intend to invest the fees as we invest our General Account assets.  We take into account the amount of Guaranteed Lifetime Income Payments and anticipated cash-flow requirements when making investments.  Nationwide is not obligated to invest in accordance with any particular investment objective, but will generally adhere to our overall investing philosophy.

The Fee is calculated as follows:

Contract Fee Percentage x (# of days in the quarter/365) x Guaranteed Lifetime Withdrawal Base as of quarter end

We reserve the right to increase the Contract Fee Percentage (up to a maximum of 1.75% of your Guaranteed Lifetime Withdrawal Base) and will provide written notice to you.  We provide a two-year Contract Fee Percentage guarantee, during which time we will not increase the Contract Fee Percentage (if at all) before your second Contract Anniversary.  Please see, "Terms and Conditions of the Contract," for more information.

Note: The Contract Fee is in addition to any charges that are imposed in connection with Your Account including advisory and other charges imposed by your Financial Advisor, MSSB, or any of the investments that comprise Your Account.  Any fees you pay that are deducted from Your Account Value, including the Contract Fee, will negatively affect the growth of Your Account Value.

Maximum Recurring Contract Fees
(assessed on the first day of each calendar quarter against the Guaranteed Lifetime Withdrawal Base as of the last day of the previous calendar quarter)
Contract Fee	1.45%1
Spousal Continuation Option Fee	0.30%2
Total Contract Fee (including the Spousal Continuation Option)	1.75%3

Income Phase. During the Income Phase, no Contract Fee is assessed.

Neither MSSB nor your Financial Advisor receives any compensation from Nationwide directly associated with the sale of the Contracts or for administrative services associated with the Contract.  In order to maintain your Contract, you must keep Your Account invested in an Eligible Portfolio or Former Eligible Portfolio.  MSSB and their Financial Advisors will receive annual advisory fees and other compensation relevant to services provided in connection with the Select UMA program as outlined in your client agreement (the "Client Agreement") and as disclosed in the MSSB ADV (as defined below) during the Accumulation and Withdrawal Phases of the Contract.

What are the requirements to purchase the Contract?

The Contract is only available for purchase by investors who elect and continue to invest, with the help of their Financial Advisor, in the Eligible Portfolios approved by Nationwide and offered by MSSB in the Select UMA program.  Upon such election, MSSB will open Your Account.

You, as the Owner of Your Account at MSSB, may purchase a Contract from MSSB, which is also a broker-dealer, when you open Your Account.  To purchase the Contract without the Spousal Continuation Option, the Annuitant must be between 45 and 75 at the time of application.  To purchase the Contract with the Spousal Continuation Option, the younger Annuitant must be between 45 and 80 and the older Annuitant must be 84 or younger at the time of application.

To purchase a Contract, the value of Your Account on the date of application must equal $50,000 or more.  We reserve the right to refuse to accept Additional Deposits made into Your Account for your Guaranteed Lifetime Withdrawal Base, including your initial deposit ("Total Gross Deposits") that exceed $2,000,000.  Withdrawals do not impact the limit of $2,000,000 in Total Gross Deposits.

Please see, the "Risk Factors" and "Suspension and Termination Provisions," later in this prospectus.

Additionally, on the date of application (and continuously thereafter), Your Account must be allocated to one of the Eligible Portfolios as discussed herein.  Once you select an Eligible Portfolio, you may switch to another Eligible Portfolio, but Your Account Value must always remain invested in an Eligible Portfolio in order to maintain the benefits and the Guarantee associated with the Contract.  If Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option, you may remain in the Former Eligible Portfolio as indicated in the "Terms and Conditions of the Contract" section.

Note: IF AT ANY TIME 100% OF YOUR ACCOUNT IS NOT INVESTED IN AN ELIGIBLE PORTFOLIO OR FORMER ELIGIBLE PORTFOLIO, YOUR CONTRACT WILL BE SUSPENDED AND MAY TERMINATE (see "Suspension and Termination Provisions").  Ensuring that you continue to maintain Your Account and that it remains invested according to the terms of the Contract is your responsibility.

1  The current Contract Fee is 1.00%.
2  The current Spousal Continuation Option Fee is 0.20%.
3  The current Total Contract Fee is 1.20%.

Is this Contract right for you?

This Contract is meant to protect your assets in the event market fluctuations bring Your Account Value below the Minimum Account Value or in the event you outlive your assets.  This Contract does NOT protect the actual investments in Your Account.  For example, if you initially invest $600,000 in Your Account and the value of Your Account within that year falls to $400,000, we are not required to add $200,000 to Your Account.  Instead, we guarantee that you will be able to withdraw, after reaching the age of 55, Guaranteed Lifetime Withdrawal Amounts equal to 4% of $600,000 (instead of 4% of $400,000).  We guarantee this even if such withdrawals bring Your Account Value to $0.

It is also important to understand, that even after you have reached age 55 and start taking Guaranteed Lifetime Withdrawals from Your Account, those withdrawals are made from Your Account.  We are required to start using our own money to make Guaranteed Lifetime Income Payments only when, and if, Your Account Value reaches the Minimum Account Value because of withdrawals within the limits of this Contract and/or poor investment performance.  We limit our risk of having to make Guaranteed Lifetime Income Payments by limiting the amount you may withdraw each year from Your Account without reducing your Guaranteed Lifetime Withdrawal Base. If the investment return on Your Account over time is sufficient to generate gains that can sustain systematic or periodic withdrawals equal to the Guaranteed Lifetime Withdrawal Amount, then Your Account Value will never be reduced to the Minimum Account Value and we will never have to make Guaranteed Lifetime Income Payments to you.

There are many variables, however, other than average annual return on Your Account, that will determine whether the investments in Your Account, without the Contract, would have generated enough gain over time to sustain systematic or periodic withdrawals equal to the Guaranteed Lifetime Withdrawals you would have received if you had purchased the Contract.  Your Account Value may have declined over time before beginning the Income Phase, which means that your investments would have to produce an even greater return after the Income Phase to make up for the investment losses before that date.  Moreover, studies have shown that individual years of negative annual average investment returns can have a disproportionate impact on the ability of your retirement investments to sustain systematic withdrawals over an extended period, depending on the timing of the poor investment returns.

Who is Morgan Stanley Smith Barney LLC?

Morgan Stanley Smith Barney LLC ("MSSB LLC") is a financial services firm.  MSSB LLC's principal activities include retail and institutional private client services, including but not limited to providing advice with respect to financial markets, securities and commodities, and executing securities and commodities transactions as broker or dealer; securities underwriting and investment banking; investment management (including fiduciary and administrative services); and trading and holding securities and commodities for its own account.

MSSB LLC is registered as a securities broker-dealer, investment adviser, and futures commission merchant. Affiliates of MSSB LLC are registered as commodity pool operators and/or commodity trading advisers.

On January 13, 2009, Morgan Stanley and Citigroup Inc. agreed to a transaction (the "Transaction") combining the Global Wealth Management Group of Morgan Stanley & Co. Incorporated and the Smith Barney division of CGMI into a new joint venture.  The Transaction closed on May 31, 2009.  The joint venture now owns MSSB LLC, a recently formed investment advisor and broker-dealer that is registered with the Securities and Exchange Commission.  CGMI (the clearing broker for Your Account) is an indirect wholly-owned subsidiary of Citigroup Inc.  For purposes of this prospectus, "MSSB" refers to MSSB LLC and its affiliates, or any successors.  Nationwide is not affiliated with MSSB and does not manage Your Account.

What are the Eligible Portfolios and how are they managed?

Eligible Portfolios are those Select UMA asset allocation investment models ("Models") established by MSSB and approved by Nationwide, which contain certain permissible investments under the Contract.   Each of the Models available as an Eligible Portfolio corresponds to a specific investment risk profile.  The Models are comprised of asset classes and asset class percentages established by MSSB. You and your Financial Advisor select the actual investments within each asset class from a list of investment products ("Investment Products") created by MSSB and approved by Nationwide.  These Investment Products can take the form of Mutual Funds, Exchange Traded

Funds and/or Separately Managed Accounts.   You and your Financial Advisor may elect any combination of the permitted Investment Products to fulfill each asset class percentage:

Mutual Funds - A mutual fund is a professionally managed type of collective investment that pools money from many investors and invests it in stocks, bonds, short-term money market instruments, and/or other securities.  The mutual fund will have a fund manager that trades the pooled money on a regular basis, and is an open end investment company registered under the Investment Company Act of 1940.

Exchange Traded Funds ("ETFs") - An ETF is an investment vehicle traded on stock exchanges, much like stocks. An ETF holds assets such as stocks or bonds and trades at approximately the same price as the net asset value of its underlying assets over the course of the trading day.  Many ETFs track an index, such as the Dow Jones Industrial Average or the S&P 500.

Separately Managed Accounts ("SMAs") - A SMA is comprised of individual securities which an Overlay Manager will invest in for the client, based on an investment model provided by one or more separately registered investment managers ("sub-managers"), which invests for the client based on their own investment decision. This differs from a mutual fund because the investor directly owns the securities instead of owning a share in a pool of securities.  Please see, "Your Relationship with MSSB and Nationwide," for more information about the Overlay Manager.

MSSB selects the list of Investment Products available to you and your Financial Advisor from among those that MSSB can recommend based on MSSB's due diligence research.  MSSB bases its research on factors such as consistency with investment strategy and historical performance.  The list of Investment Products that MSSB recommends will change when MSSB identifies additional Investment Products that satisfy MSSB's research, or when MSSB determines that existing Investment Products no longer satisfy MSSB's research.  Nationwide also reviews the list of available Investment Products to ensure that it is comfortable with the risk that each Investment Product could generate.  MSSB provides the list of available Investment Products to your Financial Advisor.

As the provider of the Guarantee under the Contracts, we maintain sole discretion as to which investment options will be permitted under the Contracts as Eligible Portfolios.  We only make available those Eligible Portfolios that we determine carry an acceptable amount of risk for Nationwide to manage the Guarantee.  We monitor the risk that investments in Your Account will not generate sufficient income for you to sustain your Guaranteed Lifetime Withdrawals during your lifetime.  If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk (the risk that we will have to make Guaranteed Lifetime Income Payments), we will adjust the list of Eligible Portfolios, re-characterizing those portfolios that we determine to be too risky to continue offering as "Former Eligible Portfolios."  We will notify Contract Owners that originally selected a now Former Eligible Portfolio of their contractual options, which are described in the "Terms and Conditions of the Contract" section later in this prospectus.

Four Step Investment Process

At or before the time of this Contract application, you and your Financial Advisor will follow the process below to select your Eligible Portfolio:

Step 1:  Set Investment Objectives

Your Financial Advisor helps you establish your investment objectives for Your Account.

Step 2:  Select Investment Model/Eligible Portfolio

Based on your investment objectives, your Financial Advisor recommends one Model for Your Account from the Models permitted as Eligible Portfolios.  The Select UMA program offers Models that are Eligible Portfolios and those that are not Eligible Portfolios.  If you wish to receive the benefit of this Contract, you must select an Eligible Portfolio.

Step 3: Select Investment Products

Your Financial Advisor then works with you to select the specific Investment Products that will meet the requirement for each asset class and asset class percentage within the Eligible Portfolio you selected.

Once you have (with the assistance of your Financial Advisor) selected the Investment Products for each asset class in the Model you have chosen, the Overlay Manager will purchase the investments in a manner consistent with the Model and the Investment Products selected.

Step 4: Ongoing Review Process

Your Financial Advisor will contact you to determine whether short-term or long-term changes are needed in the Eligible Portfolio you selected.  You may change to a different Model from among the Models permitted as Eligible Portfolios, and you and your Financial Advisor may also change to other Investment Products from the Investment Products that are permitted for Eligible Portfolios.

Additionally, you may remain in a Former Eligible Portfolio as indicated in the "Terms and Conditions of the Contract" section.  If you move Your Account assets to a non-Eligible Portfolio (any Select UMA Model that is not an Eligible Portfolio) at any time, your Contract will be suspended.  Please see, "Suspension and Termination Provisions," later in this prospectus for more information.  Note: Reallocating Your Account out of the Eligible Portfolio elected at the time of application may have negative tax consequences.  Please consult a qualified tax adviser for more information.

Eligible Portfolios Summary

The following tables reflect a summary of each Eligible Portfolio that is currently available for election under the Contract.  The Eligible Portfolios are listed from most conservative to least conservative.  The target allocations may be changed by MSSB from time to time as provided in the Client Agreement and the MSSB ADV.  MSSB monitors each Eligible Portfolio's holdings and will periodically rebalance Your Account as provided in the Client Agreement to realign it with the current asset allocations for your Eligible Portfolio.

The value of your Eligible Portfolio will fluctuate over time.  This means it will rise and fall in response to market events.  Although past performance is not a guarantee of future results, historically, investments that have had higher fluctuations have provided higher long term returns, along with higher risks of loss.  The Return chart below shows that as you move up the risk ladder from conservative investments to aggressive investments, you have the potential to receive higher long term returns but may also experience higher fluctuations in value.

The target allocation categories listed below reflect investment asset categories only, and not specific Investment Products.  You and your Financial Advisor select the Investment Products to satisfy each Target Allocation.  More explanation of each category follows the tables. The percentage ranges shown are target ranges only, and may change if deemed appropriate by MSSB.  Additionally, the index percentages used to establish the benchmark as determined by MSSB are provided for each Eligible Portfolio.  The indices and percentages provided by MSSB are established by MSSB based on the asset allocation of the selected Model.  MSSB has determined that the benchmarks are appropriate for use as a gauge of performance of the associated Eligible Portfolios.  The indices work together to provide a blended performance percentage of how your Eligible Portfolio should perform.  Your Financial Advisor will discuss how your Eligible Portfolio performed as compared to the benchmark.  Not every asset class is represented by a corresponding index.  A summary of the referenced asset classes and indices follows the Eligible Portfolio tables.

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 1 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0%	0%	0%	0%	0%	0%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
100% Fixed	0%	0%	40 - 60%	0 - 20%	5 - 25%	20 - 40%

Investment Strategy:  Fixed Income- An all fixed income model for a most conservative investor that seeks conservative risk investments with minimal market volatility.  This investment strategy is most appropriate for investors with an investment time horizon of 1 to 3 years.

Investment Objective:  The investment objective for this Model has a primary emphasis on capital preservation.  This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.

Investment Risk:  Fixed income is historically considered less risky than equities. Model 1 has 100% of the assets in fixed income or cash.  Therefore, of all of the Eligible Portfolios, this portfolio provides the most conservative investment risk.

Benchmark:  70% BC Aggregate Bond (U.S. Fixed Income)/ 30% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 2 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 10%	0 - 10%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
25% Equity 75% Fixed	0 - 20%	0 - 10%	30 - 50%	0 - 20%	0 - 20%	5 - 25%

Investment Strategy:  Global Balanced- A global balanced model with a higher emphasis on income for a conservative investor that seeks long term growth through achieving a balance between income and capital growth globally.  This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.

Investment Objective:  The investment objective for this Model has a primary emphasis on income with some capital growth.   This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.

Investment Risk:  Fixed income is historically considered less risky than equities. Model 2 has 75% of the assets in fixed income or cash and 25% in equities.  Therefore, of all of the Eligible Portfolios, this portfolio provides a more aggressive investment risk than Model 1 and less aggressive than Models 3 and 4.

Benchmark:  18% Russell 1000 (U.S. Equity) / 7% MSCI EAFE (International Equity)/ 60% BC Aggregate Bond (U.S. Fixed Income)/15% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 3 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
40% Equity 60% Fixed	0 - 20%	0 - 10%	25 - 45%	0 - 15%	0 - 20%	0 - 20%

Investment Strategy:  Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking some growth and moderate level of income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally.  This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.

Investment Objective:  The investment objective for this Model has a primary emphasis on capital growth and income. This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.

Investment Risk:  Fixed income is historically considered less risky than equities.  Model 3 has 60% of the assets in fixed income or cash and 40% in equities.  Therefore, of all of the Eligible Portfolios, this portfolio provides a more aggressive investment risk than Models 1 and 2 and less aggressive than Model 4.

Benchmark:  28% Russell 3000 (U.S Equity)/ 12% MSCI EAFE (International Equity)/ 50% BC Aggregate Bond (Fixed Income)/10% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 4 w/o Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 15%	0 - 15%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
50% Equity 50% Fixed	0 - 20%	0 - 15%	25 - 45%	0 - 15%	0 - 20%	0 - 15%

Investment Strategy:  Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking a moderate level of growth and income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally. This investment strategy is most appropriate for investors with an investment time horizon of 5 to 7 years.

Investment Objective:  The investment objective for this Model has a primary emphasis on capital growth with some focus on income.  This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.

Investment Risk:  Fixed income is historically considered less risky than equities.  Model 4 has 50% of the assets in fixed income or cash and 50% in equities.  Therefore, of all of the Eligible Portfolios, this portfolio provides the most aggressive investment risk.

Benchmark:  35% Russell 3000 (U.S. Equity)/ 15% MSCI AC World x U.S. (International Equity)/ 50% BC Aggregate Bond (U.S. Fixed Income)

Eligible Portfolio	Target Allocations
	U.S. Equity
Select UMA Model 1 w/ Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0%	0%	0%	0%	0%	0%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
100% Fixed	0%	0%	40 - 60%	0 - 20%	5 - 25%	20 - 40%

Investment Strategy:  Fixed Income- An all fixed income model for a most conservative investor that seeks conservative risk investments, with minimal market volatility.  This investment strategy is most appropriate for investors with an investment time horizon of 1 to 3 years.

Investment Objective:  The investment objective for this Model has a primary emphasis on capital preservation.  This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Investment Risk:  Fixed income is historically considered less risky than equities. Model 1 has 100% of the assets in fixed income or cash.  Therefore, of all of the Eligible Portfolios, this portfolio provides the most conservative investment risk.

Benchmark:  70% BC Municipal Bond (U.S. Fixed Income)/ 30% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 2 w/ Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 10%	0 - 10%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
25% Equity 75% Fixed	0 - 20%	0 - 10%	30 - 50%	0 - 20%	0 - 20%	5 - 25%

Investment Strategy:  Global Balanced- A global balanced model with a higher emphasis on income for a conservative investor that seeks long term growth through achieving a balance between income and capital growth globally.  This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.

Investment Objective:  The investment objective for this Model has a primary emphasis on income with some capital growth.  This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Investment Risk:  Fixed income is historically considered less risky than equities. Model 2 has 75% of the assets in fixed income or cash and 25% in equities.  Therefore, of all of the Eligible Portfolios, this portfolio provides a slightly more aggressive investment risk than Model 1.

Benchmark:  18% Russell 1000 (U.S. Equity)/ 7% MSCI EAFE (International Equity)/ 60% BC Municipal Bond (U.S. Fixed Income) /15% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 3 w/ Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 10%	0 - 10%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
40% Equity 60% Fixed	0 - 20%	0 - 10%	25 - 45%	0 - 15%	0 - 20%	0 - 20%

Investment Strategy:  Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking some growth and moderate level of income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally.  This investment strategy is most appropriate for investors with an investment time horizon of 3 to 5 years.

Investment Objective:  The investment objective for this Model has a primary emphasis on capital growth and income.   This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time. One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Investment Risk:  Fixed income is historically considered less risky than equities.  Model 3 has 60% of the assets in fixed income or cash and 40% in equities.  Therefore, of all of the Eligible Portfolios, this portfolio provides a more aggressive investment risk than Models 1 and 2 and less aggressive than Model 4.

Benchmark:  28% Russell 3000 (U.S. Equity) / 12% MSCI EAFE (International Equity)/ 50% BC Municipal Bond (U.S. Fixed Income)/10% 90-Day T-Bills (Cash)

Eligible Portfolio	Target Allocations
U.S. Equity
Select UMA Model 4 w/ Municipal Bonds	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0 - 20%	0 - 20%	0 - 15%	0 - 15%	0 - 15%	0 - 15%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Municipal Bond Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Term Bond
50% Equity 50% Fixed	0 - 20%	0 - 15%	25 - 45%	0 - 15%	0 - 20%	0 - 15%

Investment Strategy:  Global Balanced- A global balanced model utilizing equities, fixed income, and cash seeking a moderate level of growth and income for a moderate investor that seeks long term growth through achieving a balance between income and capital growth globally.  This investment strategy is most appropriate for investors with an investment time horizon of 5 to 7 years.

Investment Objective:   The investment objective for this Model has a primary emphasis on capital growth with some focus on income.  This Model is classified to have medium volatility. It is most suitable for an investor that is comfortable with fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.  One of the primary reasons municipal bonds are considered separately from other types of bonds is their special ability to provide tax-exempt income. Interest paid by the issuer (i.e., the municipality, state or local government) to bond holders is often exempt from all federal taxes, as well as state or local taxes depending on the state in which the issuer is located, subject to certain restrictions.  Therefore, for taxable accounts, it can be a tax advantage to invest in municipal bonds in lieu of core fixed income investments.

Investment Risk:  Fixed income is historically considered less risky than equities.  Model 4 has 50% of the assets in fixed income or cash and 50% in equities.  Therefore, of all of the Eligible Portfolios, this portfolio provides the most aggressive investment risk.

Benchmark:  35% Russell 3000 (U.S. Equity)/ 15% MSCI AC World x U.S. (International Equity)/ 50% BC Municipal Bond (U.S. Fixed Income)

The Eligible Portfolios are made up of the following asset classes.  Investment Products are then chosen to represent the appropriate asset classes within each Eligible Portfolio.  The available Investment Products are mutual funds, exchange traded funds and separately managed accounts.

Asset Classes (listed in order of lowest historical risk to highest historical risk):

U.S. Short Duration Bond - This asset class is generally comprised of securities made up of United States dollar-denominated Treasuries, government-related securities, and investment grade United States corporate securities.  The duration of these bonds is typically between less than 1 year and 5 years.

U.S. Municipal Bond Fixed Income - This asset class is generally comprised of investment grade municipal bonds.

U.S. Core Fixed Income - An asset class that is generally comprised of securities made up of United States dollar-denominated Treasuries, government-related securities, and investment grade United States corporate securities.

U.S. High Yield Fixed Income - An asset class that is generally comprised of fixed income securities that have below investment grade credit ratings and carry higher risks, but generally offer higher yields than investment-grade bonds.

International Fixed Income - An asset class that is generally comprised of securities made up of non-U.S. dollar denominated Treasuries, international government-related securities, and investment grade international corporate securities.

U.S. Large Cap Value Equity - An asset class that is generally comprised of securities issued by U.S. companies with large market capitalizations (typically $10 billion or more).  These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors.  In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.

U.S. Large Cap Growth Equity - An asset class that is generally comprised of securities issued by U.S. companies with large market capitalizations (typically $10 billion or more).  These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified large-cap asset class.

U.S. Mid Cap Value Equity- An asset class that is generally comprised of securities issued by U.S. companies with market capitalizations typically in the $2 - $10 billion range.  These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors.  In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.

U.S. Mid Cap Growth Equity - An asset class that is generally comprised of securities issued by U.S. companies with market capitalizations typically in the $2 - $10 billion range.  These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified mid-cap asset class.

U.S. Small Cap Value Equity - An asset class that is generally comprised of  securities issued by U.S. companies with market capitalizations typically below $2 - $3 billion.  These securities have the potential for long-term capital appreciation and are generally considered to be undervalued relative to a major unmanaged stock index based on price-to-current earnings, book value, asset value, or other factors.  In aggregate, the securities within this asset class will generally have below-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.

U.S. Small Cap Growth Equity - An asset class that is generally comprised of securities issued by U.S. companies with market capitalizations typically below $2 - $3 billion.  These securities have the potential for long-term capital appreciation and are generally defined as companies with expected long-term earnings growth rates significantly higher than the earnings growth rates of the stocks represented in a major unmanaged stock index. In aggregate, the securities within this asset class will generally have above-average price-to-earnings ratios, price-to-book ratios, and three-year earnings growth figures compared to the average of the U.S. diversified small-cap asset class.

Developed International Equity - An asset class that is generally comprised of securities with primary trading markets outside of the United States in developed international markets.

Emerging Markets Equity - An asset class that is generally comprised of securities with primary trading markets in developing countries outside of the U. S. that have low standards of democratic governments, free market economies, industrialization, social programs, and human rights guarantees for its citizens.

The following indices are listed from the lowest historical risk to the highest historical risk.  Risk is defined as the long term historical standard deviation of each asset class, which measures the degree of volatility.

Benchmark Indices (listed in order of lowest risk to highest risk), which represent various asset classes:

90-Day T-Bills - Index that measures returns of three-month Treasury Bills.  (Applicable to: Cash)

BC Municipal Bond - This index is representative of the tax-exempt bond market and is made up of investment grade municipal bonds issued after December 31, 1990, having a remaining maturity of at least one year.  (Applicable to: U.S. Fixed Income)

BC Aggregate Bond - This market value-weighted index measures fixed-rate, publicly placed, dollar-denominated, and non-convertible investment grade debt issues.  (Applicable to: U.S. Fixed Income)

Russell 1000 - Index that measures the performance of the large-cap segment of the U.S. equity universe. It is a subset of the Russell 3000® Index and includes approximately 1000 of the largest securities based on a combination of their market cap and current index membership. The Russell 1000 represents approximately 92% of the U.S. market. The Russell 1000 Index is constructed to provide a comprehensive and unbiased barometer for the large-cap segment and is completely reconstituted annually to ensure new and growing equities are reflected.  (Applicable to: U.S. Equity)

Russell 3000 - This index measures the performance of the largest 3000 U.S. companies representing 98% of the investable U.S. equity market.  (Applicable to: U.S. Equity)

MSCI All Country World - A free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of developed markets. As of June 2007 it consisted of the following 23 developed market country indices: Australia, Austria, Belgium, Canada, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, the United Kingdom, and the United States.  (Applicable to: International Equity)

MSCI EAFE - The Morgan Stanley Capital International Europe, Australasia and Far East Index is a market-weighted index composed of companies representative of the market structure of 20 developed market countries in Europe, Australasia and the Far East.  (Applicable to: International Equity)

The Eligible Portfolios offered by MSSB are subject to the same risks faced by similar investment options available in the market, including, without limitation, market risk (the risk of an overall down market), interest rate risk (the risk that rising or declining interest rates will hurt your investment returns), idiosyncratic risk (the risk that an individual asset will hurt your returns), and concentration risk (the risk that due to concentrations in a certain segment of the market which performs poorly, your returns are lower than the overall market). The Eligible Portfolios may not achieve their respective investment objectives regardless of whether or not you purchase the Contract.

Can a Contract be purchased by an Individual Retirement Account?

You may purchase a Contract for your IRA, Roth IRA, SEP IRA or Simple IRA (collectively, an "IRA").  You must designate yourself as the Annuitant of the IRA if your custodian will be listed as the owner.  The Contract is held within the IRA for your benefit.  If you elect the Spousal Continuation Option (discussed herein), you and your spouse must be Co-Annuitants, and your spouse must be listed as the sole beneficiary of Your Account.

For Contracts within an IRA, Nationwide makes Guaranteed Lifetime Income Payments to the IRA unless otherwise directed by the trustee.  Any IRA payments made to you are considered an IRA distribution and will be taxed as such.  Distributions that you receive from your IRA with respect to the Contract will generally be treated as ordinary taxable income. You should refer to your IRA disclosure documents and/or Internal Revenue Service Publication 590 for the rules applicable to IRAs and their distributions.

Can the Contract Owner cancel the Contract?

After you purchase and receive the Contract, you have up to 30 days to cancel your Contract.  We call this the "Examination Period."  In order to cancel your Contract, you must provide us with written notice of your cancellation within 30 days after receiving the Contract (or such longer period that your state may require).  We will then terminate your Contract and refund to Your Account the full amount of any Fee we have already assessed.

After the Examination Period has expired, you can cancel your Contract by:

•	advising us and MSSB that you want to terminate the Contract; or

•	liquidating all of the investments in Your Account; or

•	terminating Your Account.

If you cancel your Contract, before or after the examination period, a 30-day waiting period may be imposed before you can purchase another Contract for Your Account.

There are other actions or inactions that can cause the Contract to terminate as well (see, "Suspension and Termination Provisions," for more information).

Does the Contract contain any type of spousal benefit?

Yes.  At the time of application, you may elect to add the Spousal Continuation Option to your Contract.  The Spousal Continuation Option allows a surviving spouse to continue to take withdrawals during the Withdrawal Phase and receive payments during the Income Phase, for the duration of his or her lifetime, provided that the conditions outlined in this prospectus are satisfied.  In order to elect the Spousal Continuation Option for Non-Qualified Contracts, you must be the owner of Your Account and list your spouse as Co-Annuitant of the Contract.  If Your Account is held by an IRA, the sole beneficiary to the IRA must be your spouse.  There is a maximum Spousal Continuation Option Fee Percentage equal to a rate of 0.30% of the Guaranteed Lifetime Withdrawal Base associated with the Spousal Continuation Option.  Currently, the Spousal Continuation Option Fee Percentage is equal to a rate of 0.20% of the Guaranteed Lifetime Withdrawal Base.

Does the Contract contain any kind of Guaranteed Lifetime Withdrawal Base increases?

Yes.  During both the Accumulation Phase and the Withdrawal Phase, the Contract contains an anniversary step-up feature, the "Annual Benefit Base Review" where if, on any Contract Anniversary, Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, we will automatically increase your Guaranteed Lifetime Withdrawal Base to equal that Your Account Value.  Please see, "What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?," for more information.

RISK FACTORS

Your Account may perform well enough that you may not receive any Guaranteed Lifetime Income Payments from Nationwide under the Contract.

The assets in Your Account must be invested in accordance with one of the designated Eligible Portfolios.  The Eligible Portfolios, together with the limits on the amount you may withdraw annually without reducing your Guaranteed Lifetime Withdrawal Base, are intended to minimize the risk to us that we will be required to make Guaranteed Lifetime Income Payments to you.  Accordingly, the risk against which the Contract protects, i.e., that Your Account Value will be reduced below the Minimum Account Value by withdrawals and/or poor investment performance, or that you will live beyond the age when Your Account Value is reduced below the Minimum Account Value, is likely to be small.  In this case, you will have paid us fees for the life of your Contract and received no payments in return.

Your investment choices are limited by the Contract.

The Guarantee associated with the Contract is contingent on your investments being allocated to one of the Eligible Portfolios or a Former Eligible Portfolio.  The Eligible Portfolios may be managed in a more conservative fashion than other investments available to you.  If you do not purchase the Contract, it is possible that you may invest in other types of investments that experience higher growth or lower losses, depending on the market, than the Eligible Portfolios experience.

You must remain invested in Your Account at MSSB to maintain your Contract.

In order to receive any benefits under the Contract, you must maintain Your Account at MSSB and pay the annual advisory fees and other compensation associated with the Select UMA program.  If you terminate Your Account with MSSB or transfer Your Account to another firm, the Contract will automatically terminate and you will not receive any payments or other benefits under the Contract.

You may die before receiving payments from us.

Despite general societal increases in longevity, you may still die prematurely, and thus never receive any payments under the Contract.  This Contract is designed to provide protection, in many cases, to clients who live beyond life expectancy.  However, you do not have to live beyond life expectancy to receive payments under the Contract, and conversely, living beyond your life expectancy does not guarantee payments from us under the Contract.

Early Withdrawals or Excess Withdrawals will reduce or eliminate the Guarantee provided by your Contract.

Withdrawals can cause you to lose the right to any Guaranteed Lifetime Income Payments under the Contract.  If you take withdrawals before the Withdrawal Start Date (an "Early Withdrawal") or if you withdraw more than the Guaranteed Lifetime Withdrawal Amount in a given year after the Withdrawal Start Date (an "Excess Withdrawal"), you will reduce the Guaranteed Lifetime Withdrawal Base and consequently, the amount of any Guaranteed Lifetime Withdrawals.  Multiple Early Withdrawals and/or multiple Excess Withdrawals can reduce your Guaranteed Lifetime Withdrawal Base and Your Account Value to zero.  If this occurs, any Guaranteed Lifetime Withdrawals could be substantially reduced or eliminated.

Note: The Contract does not require us or MSSB to warn you or provide you with notice regarding potentially adverse consequences that may be associated with any withdrawals or other types of transactions involving Your Account.

The Contract Fee will reduce the growth of Your Account.

The deduction of the Contract Fee each quarter will negatively affect the growth of Your Account.  Depending on how long you live and how your investments perform, you may be financially better off without purchasing the Contract.

Actions of your creditors may reduce or eliminate the Guarantee provided by your Contract.

You own Your Account and the assets held in it.  We have no ownership or control over Your Account or the assets held in it.  The assets in Your Account are not subject to our creditors.  However, assets in Your Account may be subject to attachment by your creditors.  Moreover, because you may liquidate Your Account at any time, you are also entitled to pledge the assets in Your Account as collateral for a loan.  There is a risk that if you pledge the assets in Your Account as collateral for a loan and the value of the assets in Your Account decreases, your creditors may liquidate assets in Your Account to pay the loan.  This liquidation will be treated as a withdrawal from Your Account.  If it is an Early Withdrawal or an Excess Withdrawal, it could cause you to lose the right to receive Guaranteed Lifetime Income Payments under the Contract.  Therefore, using the assets in Your Account as collateral for a loan may cause you to lose the Guarantee available under the Contract.

Your Guarantee may terminate if MSSB no longer manages the Eligible Portfolios.

We will only pay the Guarantee under this Contract if MSSB manages the Eligible Portfolios or Former Eligible Portfolios.  If, for any reason, MSSB no longer manages the Eligible Portfolios or Former Eligible Portfolios, we reserve the right to suspend the Contract.  If you choose to continue your Contract and the Guarantee, you must transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.  If you choose not to transfer Your Account Value, this Contract and the Guarantee will terminate.

Nationwide determines that an Eligible Portfolio is no longer eligible as an investment option under the Contract.

As the provider of the Guarantee, we maintain sole discretion as to which investment options will be offered under the Contracts as Eligible Portfolios.  We only make available those Eligible Portfolios that we determine carry an acceptable amount of risk for Nationwide to manage the Guarantee.  If, after making an Eligible Portfolio available, we subsequently determine that such Eligible Portfolio carries too much risk for Nationwide to manage the Guarantee, we will re-characterize the Eligible Portfolio as a Former Eligible Portfolio.  Re-characterizing an Eligible Portfolio as a Former Eligible Portfolio triggers a term and condition change for those Contract Owners invested in the affected Former Eligible Portfolio.  Upon any such re-characterization, we will notify affected Contract Owners and explain their contractual options.  Please see, the "Terms and Conditions of the Contract," for more information about terms and conditions changes.

Additional deposits that exceed $2,000,000 in Total Gross Deposits could suspend or terminate your Contract.

Nationwide does not control the assets in Your Account so it cannot set limits on the amount of Additional Deposits you can add to Your Account.  Nationwide does, however, control how the Guaranteed Lifetime Withdrawal Base is calculated which directly impacts Nationwide's obligation to make Guaranteed Payments under the Contract.  In order to manage Nationwide's risk of making Guaranteed Payments, Nationwide reserves the right to refuse to accept for your Guaranteed Lifetime Withdrawal Base any Additional Deposit in excess of $2,000,000 in Total Gross Deposits if certain requirements are not met.  If such an Additional Deposit is made and the requirements are not met, your Contract may be suspended which could lead to Contract termination.  Please see, "Suspension and Termination Provisions," for more information.

Nationwide's claims paying ability.

The Contract is not a separate account product.  This means that the assets supporting the Contract are not held in a separate account of Nationwide for the exclusive benefit of Contract Owners and are not insulated from the claims of our creditors.  Your Guaranteed Lifetime Income Payments will be paid from our General Account and, therefore, are subject to our claims paying ability.  Payments under the Contract are not guaranteed by MSSB.

Tax Consequences.

The Contract is novel and innovative.  To date, the tax consequences of the Contract have not been addressed in binding published legal authorities.  We intend to treat your Contract as an annuity contract in reporting taxable income attributable to the Contract to you and to the Internal Revenue Service.  Assuming the Contract is correctly treated as an annuity contract for tax purposes, Guaranteed Lifetime Income Payments you receive in the Income Phase will be ordinary income to you that is taxable to the extent provided under the tax rules for annuities.  We believe that, in general, the tax treatment of transactions involving investments in Your Account more likely than not will be the same as it would be in the absence of the Contract.  We can provide no assurances, however, that a court would agree with the foregoing interpretations of the law if the Internal Revenue Service were to challenge the foregoing treatment.  You should consult a tax adviser before purchasing a Contract.  Please see, "Federal Income Tax Considerations," for a discussion of the tax issues related to ownership of the Contract.

YOUR RELATIONSHIP WITH MSSB AND NATIONWIDE

The Contract.

The Contract is an individual supplemental immediate fixed income annuity contract.  That means that the Contract you are purchasing entitles you to an immediate fixed income annuity contract if, and only if, one of the triggering events discussed earlier in this prospectus occurs.  The Contract is designed for investors in Select UMA Models approved as Eligible Portfolios who intend to use the assets in their Account as the basis for periodic withdrawals to provide income for retirement or for other purposes.

Nationwide is not your investment adviser.  Rather, MSSB provides Overlay Manager services for the Eligible Portfolios that your Financial Advisor may recommend.  Additionally, MSSB provides the Select UMA services even if you do not purchase a Nationwide Contract or decide to terminate your Nationwide Contract. You and your Financial Advisor determine whether to invest in an Eligible Portfolio.  If you decide to invest in an Eligible Portfolio, as a requirement to open Your Account, you will sign the Client Agreement.

The Select UMA program is governed by the Client Agreement that you sign with MSSB.  You sign the Client Agreement with MSSB at or before the time MSSB opens Your Account (a requirement for issuance of the Contract).  In the Client Agreement, you authorize MSSB to provide investment advisory services to you, including the selection of your Eligible Portfolio.  MSSB will act through your Financial Advisor, an employee of MSSB, who serves as an adviser to you.  The Overlay Manager is a division of MSSB.  The Overlay Manager constructs and maintains your Eligible Portfolio by implementing your choice of Model and Investment Product by arranging for the execution of trades in Your Account, placing orders for the purchase, sale, or redemption of shares of mutual funds and exchange-traded funds in accordance with the Model you have selected, and rebalancing Your Account.  Please read the Client Agreement carefully.  More information regarding the Select UMA program is provided in the relevant MSSB Form ADV, Schedule H (the "MSSB ADV"), which you may obtain from your MSSB Financial Advisor.

You may apply to purchase a Contract by completing an application.  When your application is approved, we provide the Contract's Guarantee to you on the assumption and condition that Your Account remains invested in one of the Eligible Portfolios or a Former Eligible Portfolio.  We require MSSB to provide data to us to monitor the Eligible Portfolios or Former Eligible Portfolio and to alert us of any changes to the allocations within them.

Your Financial Advisor is a representative of and is affiliated with MSSB, the broker-dealer that is authorized to offer Your Account with these Contracts.  Nationwide has an agreement with MSSB to offer the Contracts. MSSB works with your Financial Advisor to assist you in purchasing a Contract.

While the Contract is in the Accumulation and Withdrawal Phases, MSSB is responsible for administering Your Account, including processing additional payments and withdrawals, deducting and remitting to us the Contract Fee, assessing advisory and any other fees associated with Your Account, and providing you with statements, confirmations and other correspondence.  During the Accumulation and Withdrawal Phases, Nationwide is responsible for maintaining your Guaranteed Lifetime Withdrawal information, including your Guaranteed Lifetime Withdrawal Amount and your overall Guaranteed Lifetime Withdrawal Base.

If and when one of the triggering events occurs, you will be contacted to elect to enter the Income Phase.  You will close Your Account and transfer any remaining assets to us.  We will then issue you an immediate fixed income annuity contract that will result in Guaranteed Lifetime Income Payments  from us for the remainder of your (and your spouse's, if the Spousal Continuation Option is elected) lifetime.  Once the Income Phase begins, your relationship with MSSB, with respect to Your Account, terminates.  All administrative responsibilities undertaken by MSSB during the Accumulation and Withdrawal Phases will be performed by Nationwide, the issuer of the Contract and the entity obligated to pay you Guaranteed Lifetime Income Payments for the rest of your (or your spouse's, if the Spousal Continuation Option is elected) lifetime.

Management of Your Account.

Management of Your Account is governed by the Client Agreement. The Contract requires that you remain invested in one of the Eligible Portfolios or a Former Eligible Portfolio in order to maintain the Guarantee associated with the Contract.  Neither Nationwide nor MSSB is responsible for ensuring that the assets in Your Account remain invested according to the terms of the Contract.

THE ACCUMULATION PHASE

Once Your Account is opened and you purchase the Contract, you will begin the first phase of the Contract – the Accumulation Phase.  During this phase, you will establish your original Guaranteed Lifetime Withdrawal Base, which is equal to Your Account Value when the Contract is issued.

What is the Guaranteed Lifetime Withdrawal Base and how is it calculated?

The Guaranteed Lifetime Withdrawal Base is the amount we use to calculate the Guaranteed Lifetime Withdrawals.  On the date we issue the Contract, your original Guaranteed Lifetime Withdrawal Base equals Your Account Value.  The anniversary of the date we issue your Contract is known as the "Contract Anniversary" and each one-year period between subsequent Contract Anniversaries is referred to as a "Contract Year."

Can the Guaranteed Lifetime Withdrawal Base change during the Accumulation Phase?

Yes.  There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease during the Accumulation Phase:

1.
The Annual Benefit Base Review. On each Contract Anniversary during the Accumulation Phase, we do an Annual Benefit Base Review to see if you are eligible for an increase to your Guaranteed Lifetime Withdrawal Base.  We will examine the following three items and Your Guaranteed Lifetime Withdrawal Base will be set equal to the greatest of:

(a)	the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous Contract Year that affected the Guaranteed Lifetime Withdrawal Base;

(b)	Your Account Value as of the Contract Anniversary; or

(c)
the original Guaranteed Lifetime Withdrawal Base with a 5% roll-up.  This is equal to the original Guaranteed Lifetime Withdrawal Base plus 5% of the original Guaranteed Lifetime Withdrawal Base for each Contract Anniversary that has been reached.  An adjustment will be made to the calculations for transactions that increase or decrease the Guaranteed Lifetime Withdrawal Base.

Any increase to the Guaranteed Lifetime Withdrawal Base will be automatic if there are no terms and conditions changes.  Otherwise, we require an election to increase the Guaranteed Lifetime Withdrawal Base. Please see, "Terms and Conditions of the Contract," for an explanation of the impact upon the Guaranteed Lifetime Withdrawal Base if there is a terms and conditions change.

Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees.  Under the automatic Annual Benefit Base Review feature, you agree to pay the larger Fee.

You can cancel the automatic Annual Benefit Base Review by notifying us.

2.	Additional Deposits to Your Account in the Accumulation Phase. The Contract permits you to make Additional Deposits to Your Account during the Accumulation Phase. Additional Deposits will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.

Note:  We reserve the right to refuse to accept an Additional Deposit made into Your Account for your Guaranteed Lifetime Withdrawal Base that brings your Total Gross Deposits above $2,000,000.   Please see, "Suspension and Termination Provisions," for more information.  Your Account Value may increase above $2,000,000 due to market performance without suspension.

3.
Early Withdrawals from Your Account.  An Early Withdrawal is any withdrawal you take from Your Account prior to your elected Withdrawal Start Date (discussed later in this provision).  Early Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	= the dollar amount of the Early Withdrawal; and

(b)	=	a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:

A =           the dollar amount of the Early Withdrawal;

B =           Your Account Value on the date of the Early Withdrawal; and

C =           your Guaranteed Lifetime Withdrawal Base on the date of the Early Withdrawal.

Note:  When an Early Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base.  When an Early Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Early Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.  Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base resulting in a larger decrease to the overall Guaranteed Lifetime Withdrawals.

Example Early Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base.		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Early Withdrawal:		At the time of the Early Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Withdrawal Amount =	$15,000	Withdrawal Amount =	$15,000
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$15,000	Dollar amount =	$15,000
Proportional amount ($15,000 ÷ $500,000) x $450,000 =	$13,500	Proportional amount ($15,000 ÷ $400,000) x $450,000 =	$16,875
After the Early Withdrawal:		After the Early Withdrawal:
Account Value ($500,000 - $15,000) =	$485,000	Account Value ($400,000 - $15,000) =	$385,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $15,000) =	$435,000	Guaranteed Lifetime Withdrawal Base ($450,000 - $16,875) =	$433,125

In the case of an Early Withdrawal that causes any reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Early Withdrawal.  To do so, within 45 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Early Withdrawal amount, and submit a request to us in writing to restore your Guaranteed Lifetime Withdrawal Base as of the date of the Early Withdrawal.  In the event you restore your Guaranteed Lifetime Withdrawal Base after an Early Withdrawal, we reserve the right to limit this restoration of your Guaranteed Lifetime Withdrawal Base to one time per Contract Year, not to exceed three times during the life of the Contract.  We will confirm with you that your Guaranteed Lifetime Withdrawal Base is restored, and will notify you if you reach the limit of withdrawal restorations.

What if the Account Value falls to the Minimum Account Value before the Withdrawal Start Date but your Guaranteed Lifetime Withdrawal Base is above zero?

If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended.  Please see, "Suspension and Termination Provisions," later in this prospectus for more information.

THE WITHDRAWAL PHASE

What events trigger the Withdrawal Phase?

Your Account and the Contract will continue in the Accumulation Phase until you (or in the case of Co-Annuitants, the younger Co-Annuitant) reach the age of 55 and affirmatively elect to enter the second phase of the Contract – the Withdrawal Phase.  To elect to enter the Withdrawal Phase, you and your Financial Advisor must complete a Withdrawal Phase election form and send the form to Nationwide's Home Office.

What is the Withdrawal Start Date and what does it mean?

Your Withdrawal Start Date is the date that we receive a completed Withdrawal Phase election form indicating your choice, once you are eligible under the Contract to enter the Withdrawal Phase.  The Withdrawal Phase entitles you to begin taking annual withdrawals up to the Guaranteed Lifetime Withdrawal Amount (discussed later in this provision) without reducing your Guaranteed Lifetime Withdrawal Base.  To be eligible to enter the Withdrawal Phase, you must reach age 55 or older.  In the case of Co-Annuitants, your eligibility to elect to enter the Withdrawal Phase is based on the date the younger Co-Annuitant reaches the age of 55.  However, for Contracts owned by an IRA, distributions in an amount necessary to satisfy your minimum required distributions as provided in the Internal Revenue Code will not reduce your Guaranteed Lifetime Withdrawal Base, regardless of the age of your spouse.  This means that if you must meet required minimum distributions, you may enter the Withdrawal Phase.

If you are eligible, and you wish to enter the Withdrawal Phase, you must complete a Withdrawal Phase election form.  You may request the form through your Financial Advisor or from Nationwide's Home Office.  Your Withdrawal Start Date will be the date we receive your completed Withdrawal Phase election form at Nationwide's Home Office, even if you do not take an actual withdrawal at that time.  We will notify you that we received your completed Withdrawal Phase election form.  If you take a withdrawal after the age of 55 and have not completed the Withdrawal Phase election form, you and your Financial Advisor will be notified.   Upon notification, if you do not complete a Withdrawal Phase election form within 30 days, your withdrawal will be considered an Early Withdrawal and your Guaranteed Lifetime Withdrawal Base will be reduced as stated in the "Early Withdrawals from Your Account" section.  Note:  If your Withdrawal Start Date is in the initial Contract Year or in the year you turn 55, the amount of your initial withdrawals may be prorated based upon the number of days remaining in that calendar year.

If you do not affirmatively elect to enter the Withdrawal Phase, every withdrawal you take will be considered an Early Withdrawal.  As described in the "Early Withdrawals from Your Account" section, Early Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base.  If you do not enter the Withdrawal Phase, you will continue to pay for the Guarantee but will not receive the benefit of the Guaranteed Lifetime Withdrawals.

Once you enter the Withdrawal Phase, the Early Withdrawal provisions of this prospectus are inapplicable to your Contract and your potential 5% roll-up to the Guaranteed Lifetime Withdrawal Base that was available in the Accumulation Phase will no longer be available.

What is the Guaranteed Lifetime Withdrawal Amount and how is it calculated?

The Guaranteed Lifetime Withdrawal Amount is the maximum amount you may withdraw each calendar year after your Withdrawal Start Date without reducing your Guaranteed Lifetime Withdrawal Base.  The Guaranteed Lifetime Withdrawal Amount is calculated by multiplying your Guaranteed Lifetime Withdrawal Base by your Guaranteed Lifetime Withdrawal Percentage.

Your Guaranteed Lifetime Withdrawal Percentage depends on your age (or in the case of Co-Annuitants, the younger Co-Annuitant's age) at the time of the withdrawal.  Your Guaranteed Lifetime Withdrawal Percentage will automatically increase on the calendar year after you (or in the case of Co-Annuitants, the younger Co-Annuitant) turns 65.

Your Age (or in the case of a Co-Annuitant, the age of the younger Co-Annuitant) at the time of the withdrawal	Guaranteed Lifetime Withdrawal Percentage
55 – 64	4%
65 or older	5%

In other words:

Guaranteed Lifetime Withdrawal Amount	=	Guaranteed Lifetime Withdrawal Base	X	Guaranteed Lifetime Withdrawal Percentage

Note: Although withdrawals taken that do not exceed the Guaranteed Lifetime Withdrawal Amount do not reduce the Guaranteed Lifetime Withdrawal Base, they do reduce Your Account Value.

Note: Your Guaranteed Lifetime Withdrawal Amount should be considered when you determine your periodic withdrawal strategy for retirement income or other purposes.  Amounts withdrawn in excess of the Guaranteed Lifetime Withdrawal Amount will negatively impact your Guaranteed Lifetime Withdrawal Base and any Guaranteed Lifetime Income Payments that may be payable to you under this Contract in the future.

The Guaranteed Lifetime Withdrawal Amount is not cumulative.  In other words, taking less than the Guaranteed Lifetime Withdrawal Amount in one calendar year does not entitle you to withdraw more than the Guaranteed Lifetime Withdrawal Amount in a subsequent calendar year.

Can the Guaranteed Lifetime Withdrawal Base change during the Withdrawal Phase?

Yes.  There are several ways that your Guaranteed Lifetime Withdrawal Base can increase or decrease during the Withdrawal Phase:

1.
The Annual Benefit Base Review. On each Contract Anniversary during the Withdrawal Phase, we do an Annual Benefit Base Review to see if you are eligible for an increase to your Guaranteed Lifetime Withdrawal Base.  We will examine the following two items and your Guaranteed Lifetime Withdrawal Base will be set equal to the greater of:

(a)	the current Guaranteed Lifetime Withdrawal Base, adjusted for transactions in the previous Contract Year that affected the Guaranteed Lifetime Withdrawal Base; or

(b)	Your Account Value as of the Contract Anniversary.

Any increase to the Guaranteed Lifetime Withdrawal Base will be automatic if there are no terms and conditions changes.  Otherwise, we require an election to increase the Guaranteed Lifetime Withdrawal Base. Please see, "Terms and Conditions of the Contract," for an explanation of the impact upon the Guaranteed Lifetime Withdrawal Base if there is a terms and conditions change.

Note: Since the Contract Fee is calculated based on the Guaranteed Lifetime Withdrawal Base, increases to the Guaranteed Lifetime Withdrawal Base will result in higher Contract Fees.  Under the automatic Annual Benefit Base Review feature, you agree to pay the larger Fee.

You can cancel the automatic Annual Benefit Base Review by notifying us.

2.
Additional Deposits to Your Account in the Withdrawal Phase.  Just as in the Accumulation Phase, the Contract permits you to make Additional Deposits to Your Account during the Withdrawal Phase, which will result in an immediate increase to your Guaranteed Lifetime Withdrawal Base equal to the dollar amount of the Additional Deposit.

Note: We reserve the right to refuse to accept an Additional Deposit made into Your Account for your Guaranteed Lifetime Withdrawal Base that brings your Total Gross Deposits above $2,000,000.  Please see, "Suspension and Termination Provisions," for more information.  Your Account Value may increase above $2,000,000 due to market performance without suspension.

3.
Excess Withdrawals from Your Account.  Excess Withdrawals are any withdrawals taken after your Withdrawal Start Date that, during any calendar year, exceed the Guaranteed Lifetime Withdrawal Amount.  Excess Withdrawals will result in a decrease to your Guaranteed Lifetime Withdrawal Base.  The amount of that decrease will be the greater of (a) or (b), where:

(a)	=the dollar amount of the Excess Withdrawal (the amount withdrawn during any calendar year in excess of the Guaranteed Lifetime Withdrawal Amount); and

(b)	=	a "proportional amount" derived from the following calculation: (A ÷ B) × C, where:

A =           the dollar amount of the Excess Withdrawal;

B =           Your Account Value (which will be reduced by any Guaranteed Lifetime Withdrawal Amounttaken) on the date of the Excess Withdrawal; and

C =           your Guaranteed Lifetime Withdrawal Base on the date of the Excess Withdrawal.

Note: When an Excess Withdrawal occurs at a time when the market is doing well enough that Your Account Value exceeds the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a dollar for dollar reduction in the Guaranteed Lifetime Withdrawal Base.  When an Excess Withdrawal occurs at a time when the market has declined so that Your Account Value is less than the Guaranteed Lifetime Withdrawal Base, an Excess Withdrawal will result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.  Furthermore, the more the market has declined (i.e., the greater the difference between Your Account Value and the Guaranteed Lifetime Withdrawal Base), the greater impact the proportional reduction will have on the remaining Guaranteed Lifetime Withdrawal Base, resulting in a larger decrease to overall Guaranteed Lifetime Withdrawals.

Example Excess Withdrawal Calculations
In this example, the Account Value is greater than the Guaranteed Lifetime Withdrawal Base:		In this example, the Account Value is less than the Guaranteed Lifetime Withdrawal Base:
At the time of the Excess Withdrawal:		At the time of the Excess Withdrawal:
Account Value =	$500,000	Account Value =	$400,000
Guaranteed Lifetime Withdrawal Base =	$450,000	Guaranteed Lifetime Withdrawal Base =	$450,000
Guaranteed Lifetime Withdrawal Amount =	$22,500	Guaranteed Lifetime Withdrawal Amount =	$22,500
Withdrawal Amount =	$30,000	Withdrawal Amount =	$30,000
Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500	Excess Withdrawal Amount ($30,000 - $22,500) =	$7,500
Guaranteed Lifetime Withdrawal Base reduction calculations:		Guaranteed Lifetime Withdrawal Base reduction calculations:
Dollar amount =	$7,500	Dollar amount =	$7,500
Proportional amount ($7,500 ÷ $477,500) x $450,000 =	$7,068	Proportional amount ($7,500 ÷ $377,500) x $450,000 =	$8,940
After the Excess Withdrawal:		After the Excess Withdrawal:
Account Value ($500,000 - $30,000) =	$470,000	Account Value ($400,000 - $30,000) =	$370,000
Guaranteed Lifetime Withdrawal Base ($450,000 - $7,500) =	$442,500	Guaranteed Lifetime Withdrawal Base ($450,000 - $8,940) =	$441,060

If your Contract is issued as an asset in an IRA, and the only withdrawals you take from the assets in Your Account are those taken to meet required minimum distributions for that account under the Internal Revenue Code, those withdrawals will not be considered Excess Withdrawals, even if the withdrawal exceeds the Guaranteed  Lifetime Withdrawal Amount.

In the case of an Excess Withdrawal that causes any reduction to your Guaranteed Lifetime Withdrawal Base, we will provide you with the opportunity to restore your Guaranteed Lifetime Withdrawal Base to the amount that was in effect prior to the Excess Withdrawal.  To do so, within 45 days of the withdrawal, you must make Additional Deposits to Your Account equal to or greater than the Excess Withdrawal amount, and submit a request to us in writing to restore your Guaranteed Lifetime Withdrawal Base as of the date of the Excess Withdrawal.  In the event you restore your Guaranteed Lifetime Withdrawal Base after an Excess Withdrawal, we reserve the right to limit this restoration of your Guaranteed Lifetime Withdrawal Base to one time per Contract Year, not to exceed three times during the life of the Contract.  We will confirm with you that your Guaranteed Lifetime Withdrawal Base is restored, and will notify you if you reach the limit of withdrawal restorations.

Note: The Guaranteed Lifetime Withdrawal Base will never decrease due to market performance, even if Your Account Value goes down.

Do Early Withdrawals and Excess Withdrawals affect the Guaranteed Lifetime Withdrawal Amount and the Guaranteed Lifetime Withdrawal Base differently?

Yes.  Early Withdrawals are considered "early" because they are taken before your Withdrawal Start Date, when your Guaranteed Lifetime Withdrawal Amount has not yet been established.  If you take Early Withdrawals, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Early Withdrawal or the proportional amount calculation.  The proportional amount calculation for Early Withdrawals (as described above) uses Your Account Value at the time of the Early Withdrawal.

Excess Withdrawals are in "excess" of your Guaranteed Lifetime Withdrawal Amount, an amount established after your Withdrawal Start Date.  If you take withdrawals in excess of your Guaranteed Lifetime Withdrawal Amount, your Guaranteed Lifetime Withdrawal Base will be reduced by the greater of the dollar amount of the Excess Withdrawal or the proportional amount calculation.  The proportional amount calculation for Excess Withdrawals (as described above) will apply to Your Account Value on the date of the Excess Withdrawal (minus any

Guaranteed Lifetime Withdrawal Amount taken on that day). Thus, Your Account Value is reduced by the Guaranteed Lifetime Withdrawal Amount and any Excess Withdrawal Amount.

What if the Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero due to Excess Withdrawals during the Withdrawal Phase?

If both Your Account Value and the Guaranteed Lifetime Withdrawal Base decline to zero, the Contract will automatically terminate without value.

TRIGGERING THE INCOME PHASE

What events will trigger the Income Phase?

Your Account will continue in the Withdrawal Phase until any of the following events, referred to as "triggering events," occurs:

•	Your Account Value, after your Withdrawal Start Date, falls below the greater of $10,000 or the Guaranteed Lifetime Withdrawal Amount (the "Minimum Account Value");

•	Your Account Value is invested in the Minimum Account Value Eligible Portfolio, as discussed in the "Suspension and Termination Provisions" section, and you reach your Withdrawal Start Date; or

•	You, after your Withdrawal Start Date, affirmatively elect to begin the Income Phase by submitting the appropriate administrative forms.

For Contracts owned by an IRA, the Co-Annuitant for whom the IRA was established shall not be precluded from entering the Income Phase if a triggering event occurs, regardless of the age of their spouse.

Note: It is possible that you may never begin the Income Phase.  If you (and your spouse, if the Spousal Continuation Option is elected) die before any of the triggering events occurs, no benefit is payable under this Contract.

How is the Contract transitioned into the Income Phase?

If, and when, a triggering event occurs, we will send you a written notice informing you that you have met all of the conditions in order for your Contract to transition from the Withdrawal Phase to the Income Phase.  The notice will contain an Income Phase election form.

If you decide to transition your Contract into the Income Phase, you must return the executed Income Phase election form to us and instruct MSSB to liquidate Your Account and transfer any remaining balance to us.  Any unpaid Contract Fee will be charged against Your Account on a pro-rated basis, but will not affect your Guaranteed Lifetime Withdrawal Base.  We will accept those assets as a premium payment for your immediate fixed income annuity contract ("Annuity").  Shortly thereafter, we will issue your Annuity, and we will begin making Guaranteed Lifetime Income Payments to you.  The date the Annuity is issued is referred to as the "Annuity Commencement Date."  The Guaranteed Lifetime Income Payments will continue for as long as you (or your spouse, if the Spousal Continuation Option is elected) live.

If you decide not to transition your Contract into the Income Phase by indicating your choice on the Income Phase election form and returning the form to us, your Contract will terminate and we will make no payments to you.

If we do not receive an Income Phase election form within 90 days of sending it from our Home Office, we will assume you do not intend to transition your Contract into the Income Phase and you wish to terminate your Contract.  The Contract Fees that you have paid us, including the fees that you paid during this 90 day period, will not be refunded.  You will not receive any benefits of the Guarantee and will not receive any Guaranteed Lifetime Income Payments from us.

THE INCOME PHASE

How much will each Guaranteed Lifetime Income Payment be?

Each Guaranteed Lifetime Income Payment will be the same amount as your most recent Guaranteed Lifetime Withdrawal Amount.   However, your first Guaranteed Lifetime Income Payment will be prorated based on the amount previously withdrawn during the calendar year prior to beginning the Income Phase. No Additional Deposits and no Guaranteed Lifetime Withdrawals are permitted.

Will the Guaranteed Lifetime Income Payment ever increase or decrease?

No.  The Guaranteed Lifetime Income Payments will always be the same amount.

How often are the Guaranteed Lifetime Income Payments paid?

The Guaranteed Lifetime Income Payments will be paid to you at the frequency you request on your Income Phase election form.

Note: Although you elect the frequency of payment, we reserve the right to decrease the frequency so that each scheduled payment is at least $100.

How long will the Guaranteed Lifetime Income Payments be paid?

Once the Guaranteed Lifetime Income Payments begin, they will continue until the death of the Annuitant (or the Co-Annuitant if the Spousal Continuation Option was elected).

TERMS AND CONDITIONS OF THE CONTRACT

What does it mean to have a change in "terms and conditions" of the Contract?

Nationwide can change certain terms and conditions of the Contract after you have purchased the Contract.  These terms and conditions are: determination of which Select UMA Models are Eligible Portfolios and changes to the Contract Fee Percentages associated with the Eligible Portfolios.

How will a change to the terms and conditions of the Contract affect an existing Contract?

If Nationwide changes one or more terms and conditions of the Contract after it is issued, the change will not apply to your Contract unless you agree to such change.  Your acceptance or rejection of any such change will impact the Annual Benefit Base Review which, as of the effective date of the change of terms and conditions, will no longer be automatic.  Rather, in order to take advantage of any Annual Benefit Base Review, you will have to consent to have the Annual Benefit Base Review applied to your Contract.  In other words, in order to receive the benefit associated with the Annual Benefit Base Review, you must also accept the new terms and conditions associated with the Contract.  At the time of the terms and conditions change, we will provide you with the information necessary to make this determination.  Specifically, we will provide: Your Account Value; the current Guaranteed Lifetime Withdrawal Base; the current terms and conditions associated with the Contract; and instructions on how to communicate your election to Nationwide.

If you accept the new terms and conditions associated with the Contract, we will continue with the Annual Benefit Base Review at the time of your next Contract Anniversary.

If you refuse to accept the terms and conditions, or we do not receive your election to accept the terms and conditions change within 60 days after the day we send notification to you (in which case we will assume you do not intend to invoke the Annual Benefit Base Review), the new terms and conditions of the Contract will not apply to your Contract.  Your Guaranteed Lifetime Withdrawal Base will stay at the same value as of the most recent Contract Anniversary and you will no longer have an Annual Benefit Base Review.  However, if you submit Additional Deposits to Your Account, you will receive a dollar for dollar increase to your Guaranteed Lifetime Withdrawal Base.  Once you decline a terms and conditions change, you will no longer be permitted to accept any other terms and conditions change or reinstate your Annual Benefit Base Review.

If we re-characterize an Eligible Portfolio to a Former Eligible Portfolio, you will be notified of this term and condition change as stated in this section.  If you choose to switch to another Eligible Portfolio, you may continue your Annual Benefit Base Review.  If you choose to remain in the Former Eligible Portfolio, you will no longer be permitted to accept any other terms and conditions change or reinstate your Annual Benefit Base Review, and the cost of the Former Eligible Portfolio will remain the same.  If MSSB no longer offers a Former Eligible Portfolio, the "Suspension and Termination Provisions" section will apply.  Please see, "Suspension and Termination Provisions," for more information.

During the first two years of the Contract, we guarantee that the Contract Fee Percentage will not increase from the price that was in effect at the time you purchased the Contract.  Other terms and conditions may change upon notice to you as stated above.  After your second Contract Anniversary, Contract Fee Percentage changes are considered a term and condition change.  Any Contract Fee Percentage increase will not rise above the maximum Contract Fee Percentage provided in the "How much will the Contract cost?" and "The Contract Fee" sections of this prospectus, and you will be notified of any terms and conditions change according to this "Terms and Conditions of the Contract" section.

SPOUSAL CONTINUATION OPTION

What is the Spousal Continuation Option?

The Spousal Continuation Option allows, upon your death, your surviving spouse to continue the Contract and receive all the rights and benefits associated with the Contract, including Guaranteed Lifetime Withdrawals and, possibly, Guaranteed Lifetime Income Payments.

Election of the Spousal Continuation Option.

The following conditions apply to Contracts electing the Spousal Continuation Option:

(1)	The Spousal Continuation Option must be elected at the time of application, and the younger spouse must be between 45 and 80 and the older spouse must be 84 or younger.

(2)
Both spouses (or a revocable trust of which either or both of the spouses is/are grantor(s)) must be named as owners of Your Account and the Annuitant(s) of Your Contract.  For Contracts issued to IRAs and Roth IRAs, you and your spouse must be Co-Annuitants, and the person for whom the IRA or Roth IRA was established must name their spouse the sole beneficiary of Your Account.

(3)
If, prior to the Withdrawal Start Date, your marriage terminates due to divorce, dissolution, or annulment, or a Co-Annuitant dies, we will remove the Spousal Continuation Option from your Contract upon notification from you and evidence of the marriage termination or death that is satisfactory to Nationwide.  After removal of the Spousal Continuation Option, we will not charge you the Spousal Continuation Option Fee Percentage.  Once the Spousal Continuation Option is removed from the Contract, the option may not be re-elected or added to cover a subsequent spouse.

(4)
If, on or after the Withdrawal Start Date, your marriage terminates due to divorce, dissolution, or annulment, or a Co-Annuitant dies, you may not remove the Spousal Continuation Option from the Contract.  The remaining Owner of the Contract will continue to be charged the Spousal Continuation Option Fee Percentage, and upon notification from the remaining Owner of the contract in a form acceptable to Nationwide, the remaining Owner of the Contract's former spouse will no longer be eligible to receive withdrawals.

(5)	For Contracts with non-natural owners (other than IRAs), one spouse must be the Annuitant and the other spouse must be the Co-Annuitant.

(6)	Upon either Co-Annuitant's death, the surviving spouse must keep Your Account open and comply with all of the requirements of this Contract.

(7)
If you enter the Income Phase of the Contract, both you and your spouse must be named primary beneficiaries of the Contract at that time to ensure the Guaranteed Lifetime Income Payments will continue for both lives.

How much does the Spousal Continuation Option cost?

The maximum Spousal Continuation Option Fee Percentage is 0.30% of your Guaranteed Lifetime Withdrawal Base.  Currently, the Spousal Continuation Option Fee Percentage is 0.20% of your Guaranteed Lifetime Withdrawal Base and is assessed in the same manner and at the same time as the Contract Fee.  The Spousal Continuation Fee is in addition to the Contract Fee, resulting in a maximum total of 1.75% and a current total of 1.20%.

Is it possible to pay for the Spousal Continuation Option but not receive a benefit from it?

There are situations where you would not receive the benefit of the Spousal Continuation Option.  For example, if on or after the Withdrawal Start Date your spouse dies before you, the benefits associated with the option will not be realized.  Also, if withdrawals are taken after the Withdrawal Start Date and your marriage terminates due to death, divorce, dissolution, or annulment, you may not remove the Spousal Continuation Option from the Contract and you must continue to pay the Spousal Continuation Option Fee.

THE CONTRACT FEE

How much is the Contract Fee?

The maximum Contract Fee Percentage for the Contract is a rate of 1.45% of the Guaranteed Lifetime Withdrawal Base.  The current Contract Fee Percentage is 1.00% of the Guaranteed Lifetime Withdrawal Base.  If you choose to elect the Spousal Continuation Option, there is an additional fee (see, "How much does the Spousal Continuation Option cost?").  Once your Contract is issued, the Contract Fee associated with your Contract will not increase, except possibly, if you affirmatively elect the change of any terms and conditions, or if you have to go to the Minimum Account Value Eligible Portfolio and the Contract Fee Percentage is higher.  Please see, "Terms and Conditions of the Contract," for more information about terms and conditions.

The Contract Fee is in addition to charges that are imposed in connection with advisory, custodial, platform and other services, or charges imposed by Investment Products comprising Your Account at MSSB.

We provide a price guarantee during the first two years that you own the Contract.  During this time, your Contract Fee Percentage will not increase above the Contract Fee Percentage that was in place at the date of issuance of the Contract.  After your second Contract Anniversary, a change in the Contract Fee Percentage will be considered a  terms and conditions change.  Please see, "Terms and Conditions of the Contract," for more information.

Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes to Nationwide.  Nationwide will not pass these taxes through to the Contract owner.

When and how is the Contract Fee assessed?

The Contract Fee is only assessed during the Accumulation and Withdrawal Phases of the Contract.  It is deducted from Your Account on a calendar quarter basis at the beginning of each quarter in the same manner as MSSB's advisory fees for Your Account.  The Fee is paid in advance based on the value of the Guaranteed Lifetime Withdrawal Base as of the last day of the previous calendar quarter.  If you make an Additional Deposit or take an Early or Excess Withdrawal during the pre-paid quarter, your Fee will not be impacted for that quarter since the Fee was paid in advance.  The Fee for the following quarter will be impacted because the Guaranteed Lifetime Withdrawal Base will reflect any increase from an Additional Deposit or a decrease from an Early or Excess Withdrawal.

The Contract Fee Percentage is assessed at the beginning of the quarter because it corresponds with MSSB's billing, and the quarterly billing will have no other impact other than to reduce Your Account Value.  The Contract Fee will be deducted by MSSB and remitted to us.  To facilitate this, you must sign the Client Agreement allowing MSSB to deduct the Fee from Your Account.  The sale or transfer of investments in Your Account to pay the Contract Fee will not reduce your Guaranteed Lifetime Withdrawal Base, but will reduce Your Account Value.

For example:

Contract Fee Percentage:	1.00%
Number of days in calendar quarter:	90
Number of days in the calendar year:	365
Guaranteed Lifetime Withdrawal Base (as of the end of the previous quarter):	$500,000
Contract Fee Calculation: $500,000 x [1.00% x (90 ÷ 365)] =	$1,232.87

If your Contract is issued in the middle of a quarter, we will prorate your Contract Fee for that quarter.  Thereafter, the Fee for the next calendar quarter will be calculated based on the Guaranteed Lifetime Withdrawal Base as of the end of the prior calendar quarter.  If you terminate your Contract in the middle of a quarter, we will prorate that quarter's Fee and will return the remainder to you.

We will allow you the flexibility to pay the Fees in ways other than through a deduction from Your Account consistent with your Client Agreement.

Will the Contract Fee be the same amount from quarter to quarter?

Since the Fee is based on your Guaranteed Lifetime Withdrawal Base at the end of the previous quarter, any time the Guaranteed Lifetime Withdrawal Base increases (via Additional Deposits or the Annual Benefit Base Review) so does the amount of the Fee for the next quarter.  Likewise, any time the Guaranteed Lifetime Withdrawal Base decreases (via Early Withdrawals or Excess Withdrawals), so does the amount of the Fee for the next quarter.  Additionally, if you elect an Annual Benefit Base Review when a higher or lower Contract Fee Percentage is in effect, the dollar amount of your Contract Fee will increase or decrease accordingly.  Thus, the only way the dollar amount of your Contract Fee will remain the same is if your Guaranteed Lifetime Withdrawal Base and the Contract Fee Percentage associated with your Contract stays the same.

Will advisory and other fees impact the Account Value and the Guarantee under the Contract?

They might.  The provisions of your Contract currently allow for a "Withdrawal Exception" whereby withdrawals up to a certain amount can be deducted from Your Account each calendar quarter to pay for MSSB's advisory and other service fees associated with Your Account without being considered Early Withdrawals/Excess Withdrawals, as applicable.  Currently, the maximum amount of the Withdrawal Exception is a total of 3.00% of Your Account Value each calendar year.

If MSSB's actual fees for advice and other services exceed 3.00% of Your Account Value, and you withdraw the entire fee amount from Your Account, the amount withdrawn above the 3.00% limit will be considered an Early Withdrawal/Excess Withdrawal, as applicable, and will reduce your Guaranteed Lifetime Withdrawal Base. This means that if you have not yet reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Early Withdrawal.  If you have reached your Withdrawal Start Date and you exceed the Withdrawal Exception, you will have an Excess Withdrawal if you also take the full Guaranteed Lifetime Withdrawal Amount for that year.  Both Early Withdrawals and Excess Withdrawals reduce your Guaranteed Lifetime Withdrawal Base.

MANAGING WITHDRAWALS FROM YOUR ACCOUNT

There are many factors that will influence your decision of when to take withdrawals from Your Account and in what amount.  No two investors' situations will be exactly the same.  You should carefully weigh your decision to take withdrawals from Your Account, the timing of the withdrawals, and the amounts.  You should consult with your Financial Advisor and a tax adviser.  In addition to the advice you may receive from your adviser, here are a few things to consider:

First:
Early Withdrawals and Excess Withdrawals will reduce your Guaranteed Lifetime Withdrawal Base.  The reduction may be substantial, especially if Your Account Value is significantly lower than it was when the Guaranteed Lifetime Withdrawal Base was last computed or adjusted.

Second:	Once you are ready to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account, consider setting up a quarterly, monthly or other systematic withdrawal program. Doing so may help limit the risk that you will make an Excess Withdrawal.
Third:
Consider the timing of your withdrawals.  Because your Guaranteed Lifetime Withdrawal Base can increase on your Contract Anniversary via the automatic Annual Benefit Base Review, the higher Your Account Value is on your Contract Anniversary, the more likely you will be to receive an increase in your Guaranteed Lifetime Withdrawal Base.  You might have a higher Guaranteed Lifetime Withdrawal Base if you defer withdrawals until after your Contract Anniversary.

Fourth:
Consider that the longer you wait to begin taking withdrawals of the Guaranteed Lifetime Withdrawal Amount, the less likely it is that you will receive any Guaranteed Lifetime Income Payments.  Taking withdrawals reduces Your Account Value.  If you wait to begin taking withdrawals, you are likely to reach the Minimum Account Value later in your life, and at the same time, your remaining life expectancy will be shorter.

DEATH PROVISIONS

The treatment of the Contract upon the death of an Annuitant depends on a number of factors.  Those include whether the Contract Owner is a natural or non-natural person, whether there is a Co-Annuitant, and whether the Contract is in the Accumulation or Withdrawal Phase or the Income Phase.

		Annuitant's Death in Accumulation or Withdrawal Phase	Annuitant's Death in Income Phase

Sole Contract Owner	Sole Annuitant (no Spousal Continuation Option)
The Contract terminates and we will make no payments under the Contract.  We will return that portion of the current quarter's Contract Fee attributable to the time period between your death and the end of the current calendar quarter.

We will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid.  If all remaining transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Income Payments, we will make no further payments.

	Co-Annuitants (spouses with the Spousal Continuation Option)	If the Contract Owner/Co-Annuitant of the Contract dies, the Contract will continue with the surviving Co-Annuitant as the sole Contract Owner and sole Annuitant.
• If the Contract Owner/Co-Annuitant of the Contract dies, we will continue to make Guaranteed Lifetime Income Payments to the surviving Contract Owner/Co-Annuitant for the duration of his or her lifetime.
• Upon the surviving Contract Owner/Co-Annuitant's death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.

		Annuitant's Death in Accumulation or Withdrawal Phase	Annuitant's Death in Income Phase

Joint Contract Owners (spouses)	Sole Annuitant (no Spousal Continuation Option)
If a Joint Owner who is the Annuitant dies, the Contract terminates and we will make no payments under the Contract.  We will return that portion of the current quarter's Contract Fee attributable to the time period between your death and the end of the current calendar quarter.

If a Joint Owner who is the Annuitant dies, we will calculate the remaining amount of transferred Account Value that has not yet been paid to you in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to your Guaranteed Lifetime Withdrawals until that amount has been paid.  If all remaining transferred Account Value has already been paid to you at the time of your death in the form of Guaranteed Lifetime Income Payments, we will make no further payments.

		If a Joint Owner who is not the Annuitant dies, the Contract will continue with the surviving Joint Owner/Annuitant as the sole Contract Owner.	If a Joint Owner who is not the Annuitant dies, the Contract will continue with the surviving Joint Owner/Annuitant as the sole Contract Owner receiving Guaranteed Lifetime Income Payments.
	Co-Annuitants (spouses with the Spousal Continuation Option)	If a Joint Owner/Co-Annuitant dies, the Contract will continue with the surviving Joint Owner/Co-Annuitant as the sole Contract Owner and sole Annuitant.
• If a Joint Owner/Co-Annuitant dies, we will continue to make Guaranteed Lifetime Income Payments to the surviving Joint Owner/Co-Annuitant for the duration of his or her lifetime.
• Upon the surviving Joint Owner/Co-Annuitant's death, we will calculate the remaining amount of transferred Account Value that has not yet been paid in the form of Guaranteed Lifetime Income Payments.  We will make payments to your beneficiary in the same frequency as the Withdrawal Phase in the amount equal to the Guaranteed Lifetime Withdrawals until that amount has been paid.

MARRIAGE TERMINATION PROVISIONS

In the event of a divorce, dissolution or annulment whose decree or other agreement affects a Contract, we will require written notice in a manner acceptable to us.

Marriage termination in the Accumulation or Withdrawal Phases.

If the marriage terminates during the Accumulation or Withdrawal Phase and you did not elect the Spousal Continuation Option:

•	If you remain the sole owner of Your Account, there will be no change to the Contract.

•
If your former spouse becomes the sole owner of Your Account, the Contract will be issued as a new Contract, with a new Guaranteed Lifetime Withdrawal Base (calculated as of the date the new Contract is issued) with your former spouse as Contract Owner and Annuitant, and the Contract will terminate upon the death of the Annuitant.  Alternately, the former spouse may elect to terminate the Contract.

•
If Your Account is divided between you and your former spouse, the Contract will be reissued as two Contracts (one to each of the former spouses).  The Guarantee will not carry over and a new Guaranteed Lifetime Withdrawal Base will be established based on the value of each new account as of the date the new Contracts are issued.  Each former spouse will be the named Contract Owner and Annuitant of their respective reissued Contract, and each Contract will terminate upon the death of the respective Annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

If the marriage terminates during the Accumulation or Withdrawal Phases and you elected the Spousal Continuation Option:

•
If Your Account is taken over solely by one of the Joint Owners (the "Receiving Joint Owner"), the Receiving Joint Owner may elect whether to have the Contract reissued with him/her as the sole Contract Owner and Annuitant, or continue the Contract with both former spouses remaining as Joint Owners and the Receiving Joint Owner as the annuitant.  In either situation, the Contract will terminate upon the death of the Annuitant.  Alternately, the Receiving Joint Owner may elect to terminate the Contract.

•
If Your Account is divided between the Joint Owners (the former spouses), the Contract will be reissued as two Contracts (one to each of the former spouses), with the contractual Guarantee divided in proportion to the division of the assets in Your Account and a new Guaranteed Lifetime Withdrawal Base will be established for each Contract based on the value of each account as of the date the new Contracts are issued. The Joint Owners may remain as Joint Owners on each reissued Contract, with one former spouse named as Annuitant on each of the Contracts, or each may become the sole Contract Owner and Annuitant on their respective reissued Contract.  In either situation, the Contract will terminate upon the death of the Annuitant.  Alternately, each former spouse may elect to terminate their respective Contract.

Marriage termination in the Income Phase.

If, during the Income Phase, the marriage terminates, the Contract will not be reissued.  We will make Guaranteed Lifetime Income Payments to one or more payees as set forth in the relevant decree, order, or judgment.

Contract Owners should consult with their own advisers to assess the tax consequences associated with these marriage termination provisions.

SUSPENSION AND TERMINATION PROVISIONS

Suspension and termination provisions only apply during the Accumulation and Withdrawal Phases of the Contract.

What does it mean to have a suspended Contract?

Contract suspension will not otherwise change or suspend the calculation of the benefits or charges under your Contract.

If you do not cure the suspension of your Contract, we will terminate your Contract, which will eliminate the Guarantee.  You will not receive any benefits of the Guarantee and will not receive any Guaranteed Lifetime Income Payments from us.

What will cause a Contract to be suspended?

There are several events that can cause a Contract to be suspended.  Some of them are within your control; some are not.  We reserve the right to suspend the Contract if any of the following events occur:

•
You do not comply with any provision of this prospectus, including, but not limited to, the requirement that you maintain Your Account at MSSB and invest the assets as required by an Eligible Portfolio or a Former Eligible Portfolio, and the requirement that you execute an agreement that provides for the deduction and remittance of the Contract Fee;

•	Your Account Value falls below the Minimum Account Value;

•	MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios; or

•
You make an Additional Deposit to Your Account when Your Account already exceeds $2,000,000 in Total Gross Deposits, or you make an Additional Deposit to Your Account that causes Your Account to exceed $2,000,000 in Total Gross Deposits.

If one of the suspension events occurs, we will provide you with a suspension notice indicating what exactly is triggering the suspension and when the termination will occur.  The purpose of this notice is to give you the opportunity to cure the issue that has triggered the suspension.  You will have 45 days to correct the suspension event.  If you correct the issue within 45 days in a manner acceptable to us, the termination will not take effect.

What can be done to take the Contract out of suspension?

The notice will indicate that there is a specific suspension period, during which you will have the ability to preserve the Guarantee associated with your Contract.  The notice will contain a description of one or more actions you can take to take the Contract out of suspension and avoid termination.

If you do not or cannot cure the issue causing the suspension by the end of the suspension period, your Contract will terminate on the date indicated in the notice.

Specific suspension events and their cures.

Your Account Value falls to the Minimum Account Value before the Withdrawal Start Date.  If Your Account Value falls below the Minimum Account Value before your Withdrawal Start Date, your Contract will be suspended.  The suspension notification will indicate that you must elect one of three options for the Contract:

1.	Make Additional Deposits to Your Account to bring Your Account Value above the Minimum Account Value;

2.
Transfer Your Account Value to the Minimum Account Value Eligible Portfolio.  The Minimum Account Value Eligible Portfolio is only available to Contract Owners whose Account Value falls below the Minimum Account Value before the Withdrawal Start Date; or

3.	Terminate the Contract.

If you choose to invest in the Minimum Account Value Eligible Portfolio under these circumstances, Your Account Value must remain allocated to the Minimum Account Value Eligible Portfolio until your Withdrawal Start Date, at which time Your Account will transition to the Income Phase, as discussed in the "Triggering the Income Phase" section.

The Minimum Account Value Eligible Portfolio currently available with a Contract Fee Percentage of 1.00% is:

Eligible Portfolio	Target Allocations
	U.S. Equity
Minimum Account Value Eligible Portfolio	U.S. Large Cap Value Equity	U.S. Large Cap Growth Equity	U.S. Mid Cap Value Equity	U.S. Mid Cap Growth Equity	U.S. Small Cap Value Equity	U.S. Small Cap Growth Equity
	0%	0%	0%	0%	0%	0%
Composition	International Equity		U.S. Fixed Income		International Fixed Income	Cash
	Developed International Equity	Emerging Markets Equity	U.S. Core Fixed Income	U.S. High Yield Fixed Income	International Fixed Income	Cash/U.S. Short Duration Bond
100% Fixed	0%	0%	40 - 60%	0 - 20%	5 - 25%	20 - 40%

Investment Strategy:  Fixed Income- An all fixed income model for a most conservative investor that seeks conservative risk investments with minimal market volatility.  In order to accommodate a lower account value, the portfolio is only comprised of exchange traded funds (ETFs) which have lower minimum investment requirements.

Investment Objective:  The investment objective for this Model has a primary emphasis on capital preservation.  This Model is classified to have low volatility. It is most suitable for an investor that is comfortable with minimal fluctuations in their portfolio, and the possibility of larger declines in value, in order to grow their portfolio over time.

Investment Risk:  Fixed income is historically considered less risky than equities. The Minimum Account Value Eligible Portfolio  has 100% of the assets in fixed income or cash.  Therefore, of all of the Eligible Portfolios, this portfolio provides the most conservative investment risk.

Benchmark:  70% BC Aggregate Bond (U.S. Fixed Income)/ 30% 90-Day T-Bills (Cash)

For a summary of the asset categories and benchmark indices, please refer to the Eligible Portfolios summary earlier in the prospectus.

If you do not notify us of your election by the end of the suspension period, we will assume that you intend to terminate the Contract.

MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios. If MSSB no longer manages any Eligible Portfolios or Former Eligible Portfolios, and Nationwide no longer partners with MSSB, we reserve the right to suspend the Contract.  The only way to cure this suspension (to preserve your Guarantee under the Contract) is to transfer Your Account Value to a third party account approved by us or to an annuity contract that we, or one of our affiliates, offer.

➢	If you decide to transfer to a third party account approved by us, please keep in mind the following:

•	The charges for those products may be higher than the Contract Fee Percentage assessed in connection with your Contract;

•	You will not be charged any transfer fees by us other than the termination fees imposed by your custodian consistent with your custodial agreement; and

•
The value transferred for the Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer (a Valuation Day is any day the New York Stock Exchange is open for trading).

➢
If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer, and the basis for your Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer.

➢	If you choose not to transfer Your Account Value, or fail to transfer Your Account Value before the end of the suspension period, the Contract and the Guarantee will terminate.

Additional Deposits that exceed $2,000,000 in Total Gross Deposits.  We must manage the risk that your Guaranteed Lifetime Payments may become too large for us to guarantee.  While we do not manage Your Account, we maintain sole discretion as to how high your Guaranteed Lifetime Withdrawal Base may increase.  Therefore, we reserve the right to refuse to accept an Additional Deposit made into Your Account for your Guaranteed Lifetime Withdrawal Base that brings your Total Gross Deposits above $2,000,000.  Our decision to accept your Additional Deposit for your Guaranteed Lifetime Withdrawal Base will be based on one or more factors, including but not limited to: age, spouse age (if applicable), Annuitant age, state of issue, total Account Value, election of the Spousal Continuation Option, current market conditions, and current hedging costs.  All such decisions will be based on internally established actuarial guidelines and will be applied in a nondiscriminatory manner.  Note:  If you have more than one MSSB account with this Guarantee, the $2,000,000 limit in Total Gross Deposits applies to the aggregate account value of Your Accounts.

Since you will not independently be able to make the determination as to whether an Additional Deposit will be accepted for your Guaranteed Lifetime Withdrawal Base, you and your Financial Advisor should contact us at the phone number shown on the front page of this prospectus prior to making any Additional Deposit that you suspect may exceed $2,000,000 in Total Gross Deposits.  We will assist you in determining whether your Additional Deposit will be accepted for your Guaranteed Lifetime Withdrawal Base calculation.  This pre-deposit inquiry prevents an inadvertent suspension of your Contract, because submitting Additional Deposits that exceed the $2,000,000 in Total Gross Deposits limit without Nationwide's prior approval will suspend your Contact, which could lead to Contract termination.

More specifically, the following scenarios apply to the Contract:

•
Pre-Deposit Inquiry. If you contact us before you submit an Additional Deposit that you know or suspect will exceed the $2,000,000 in Total Gross Deposits limit, we will perform an analysis and make a determination as to whether we will accept the Additional Deposit for your Guaranteed Lifetime Withdrawal Base.  We will notify you of our determination within a reasonable time.

o
If we permit the application of all or a portion of an Additional Deposit to the Guaranteed Lifetime Withdrawal Base calculation, that amount will be reflected in your Guaranteed Lifetime Withdrawal Base at the time you deposit the Additional Deposit to Your Account, provided such deposit is made within 5 days of our notification of approval and provided that such deposit does not exceed the amount evaluated in the pre-deposit inquiry.  If you make such Additional Deposit after the expiration of the permitted time period, or it is for an amount greater than that submitted in the pre-deposit inquiry, we will treat the Additional Deposit as if no pre-deposit inquiry was made (see "No Pre-Deposit Inquiry" below) and will immediately suspend your Contract.

o
If we exercise our right to refuse to accept all or a portion of an Additional Deposit for the Guaranteed Lifetime Withdrawal Base (and you have not made the Additional Deposit), we will not suspend your Contract.  If however, you proceed to make the Additional Deposit after our notification of our refusal to accept the Additional Deposit for your Guaranteed Lifetime Withdrawal Base, we will treat the Additional Deposit as if no pre-deposit inquiry was made (see "No Pre-Deposit Inquiry" below) and will immediately suspend your Contract.

•
No Pre-Deposit Inquiry.  If you do not contact us before you submit an Additional Deposit that causes Your Account to exceed the $2,000,000 in Total Gross Deposits limit, we will immediately suspend your Contract.  We will notify you of the suspension and the reason for the suspension.  Then, we will perform an analysis and make a determination as to whether we will accept the Additional Deposit for your Guaranteed Lifetime Withdrawal Base.  We will notify you of our determination within a reasonable time during the suspension period.  Note: In the event of multiple Additional Deposits that cause Total Gross Deposits to exceed $2,000,000, each deposit will have its own suspension period and review determination.  Multiple Additional Deposits will be evaluated in the order they are deposited.

o
If we permit the application of all or a portion of an Additional Deposit to the Guaranteed Lifetime Withdrawal Base calculation, that amount will be reflected in your Guaranteed Lifetime Withdrawal Base as of the date you deposited the Additional Deposit to Your Account and we will immediately remove the Contract's suspension.  We will notify you that the suspension has been removed.

o
If we exercise our right to refuse to accept all or a portion of an Additional Deposit for the Guaranteed Lifetime Withdrawal Base, your Contract will continue to be suspended (as of the date of the Additional Deposit).  We will notify you and your Financial Advisor immediately of the Contract's suspended status and will request that you remove the Additional Deposit(s) from Your Account.  The notification will indicate that the Contract will remain suspended until you remove the Additional Deposit(s) that caused your Total Gross Deposits to exceed $2,000,000 from Your Account, and that if you do not withdraw the necessary amount from Your Account before the end of the suspension period, the Contract will terminate and you will not be eligible for any of the benefits associated with the Contract.  During the suspension period, any withdrawal will not constitute an Early Withdrawal or an Excess Withdrawal.

What will cause a Contract to be terminated?

If you fail to cure the cause of a Contract suspension within 45 days, your Contract will terminate.  We will provide you with a pre-termination notice indicating what exactly has triggered the termination and when the termination will be effective.  The purpose of this pre-termination notice is to give you the opportunity to either cure the issue that has triggered the termination, or to preserve your Guarantee under the Contract by transferring Your Account Value to a third party account approved by us or to an annuity contract we, or one of our affiliates, offer.  If you cure the issue before the termination date in a manner acceptable to us, the termination will not take effect.

➢	If you decide to transfer to a third party account approved by us, please keep in mind the following:

• The charges for those products may be higher than the Contract Fee Percentage assessed in connection with your Contract;

• You will not be charged any transfer fees by us other than the termination fees imposed by your custodian consistent with your custodial agreement;

• The value transferred for the Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer.

➢
If you decide to transfer Your Account Value to an annuity contract that we, or one of our affiliates, offer, the amount transferred to the new annuity contract will be equal to the value of Your Account on the Valuation Day of the transfer, and the basis for your Guarantee will be equal to the Guaranteed Lifetime Withdrawal Base on the Valuation Day of the transfer.

If you do not cure the issue within the termination cure period, or if you fail to transfer Your Account Value before the end of the termination cure period, the Contract and the Guarantee will terminate.  If the Contract does terminate, we will provide you with written notification of the Contract's termination.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based on our understanding of current United States federal income tax laws.   It is a general discussion and does not address all possible circumstances that may be relevant to the tax treatment of a particular Contract Owner.  This discussion does not address the tax treatment of transactions involving the investment assets held in Your Account, except to the extent that they may be affected by ownership of the Contract.  This discussion does not address matters relating to federal estate and gift tax consequences, or state and local income, estate, inheritance, or other tax consequences of ownership of a Contract.

This Contract is a new and innovative product.  The IRS has not yet addressed the tax consequences of ownership of, or distributions from, the Contract (or products similar to the Contract) in any formal ruling or other type of guidance that may be used or cited as precedent.  It is possible that the IRS could attempt to apply rules different than the ones described below to the taxation of the distributions from the Contract and/or for transactions taking place within Your Account.

The Contract is in form an annuity contract, and we intend to treat the Contract as an annuity for federal income tax purposes.  The Contract will be paid for by periodic payments to Nationwide in exchange for a promise to make periodic payments upon the occurrence of certain events, which payments will cease upon death, with the express purpose of providing long-term income security.  Consequently, we intend to report taxable income under the Contract to you consistent with the rules applicable to annuity contracts, and the payments will be treated as being annuity payments made after the annuity starting date.  We can give no assurances that the IRS will agree with our interpretation regarding the proper tax treatment of the Contract, or the tax implications to the investments in Your Account that may arise by reason of the Contract, or that a Court would agree with our interpretation if the IRS were to challenge such tax treatments.

Except as provided in the "Death Provisions" section above, we will make no Guaranteed Lifetime Income Payments to your beneficiary.  We will not return any fees except for the portion of the current quarter's Fees paid in advance.

Because this is a new and innovative product, there are no binding authorities directly addressing the taxation of distributions from the Contract, or how ownership of the Contract may affect the taxation of transactions within Your Account.  Any relevant authorities are susceptible to numerous interpretations, some of which may cause the IRS to disagree with our interpretations.  If the IRS were to successfully challenge the tax treatment described herein, it could have a material and adverse effect on the tax consequences of the acquisition, owning, and disposition of investments in Your Account.  In addition, it is possible that, due to changes in your circumstances in future years, the tax consequences under the qualified dividend and straddle rule could change.  For example, losses may be realized when it has become likely that the value of Your Account has been reduced to the greater of $10,000 or your Guaranteed Lifetime Withdrawal Amount.  You should consult with your own tax advisers regarding the potential tax implications of purchasing and/or owning a Contract, based on your individual circumstances.

Tax consequences with respect to Your Account and/or your Contract may also be adversely affected by future changes in the tax law.

The IRS addressed an arrangement similar to the Contract in Private Letter Rulings 200949007 and 200949036.  Pursuant to §6110(k)(3) of the Internal Revenue Code, private letter rulings may not be used or cited as precedent, and therefore cannot be relied upon as authoritative rulings by the IRS.  With respect to the arrangement described in Private Letter Rulings 200949007 and 200949036, the IRS concluded that: (a) the annuity contract would be treated as an annuity within the meaning of §72 of the Internal Revenue Code; (b) the annuity would not create a right of reimbursement for losses realized on account assets for purposes of §165 and therefore would not prevent a current deduction for such losses; (c) the annuity would not be treated as diminishing the account owner's risk of loss on account assets for purposes of applying the holding period requirements of §1(h)(11); and (d) the annuity contract and the account assets would not, either at the time of the issuance of the contract or subsequently, be viewed as components of a straddle within the meaning of §1092.

THE FOLLOWING GENERAL DISCUSSION IS BASED ON THE ASSUMPTION THAT THE CONTRACT WILL BE TREATED AS AN ANNUITY FOR INCOME TAX PURPOSES.

Taxation of Distributions from the Contract.

If and when you begin the Income Phase, any Guaranteed Lifetime Income Payments made from the Contract are expected to be substantially equal periodic payments, paid no less frequently than annually, and are to be paid while the Annuitant is living (or, if the Spousal Continuation Option is elected, while either Co-Annuitant is living), and will terminate upon the death of the Annuitant (or, if the Spousal Continuation Option is elected, upon the death of the surviving Co-Annuitant).  For federal income tax purposes, Guaranteed Lifetime Income Payments should be treated as amounts received as an annuity, and should be taxed in accordance with the rules applicable to annuity payments.  As amounts received as an annuity, the portion of these payments that is allocable to income should be taxable to you as ordinary income, and the portion of the payments that is allocable to your after tax payments of premiums for the Contract, or basis, should be treated as the nontaxable return of basis.  The amount excludable from each Guaranteed Lifetime Withdrawal in the Income Phase will be determined by the following calculation:

Excludable Amount	=	Guaranteed Lifetime Withdrawal	X	Contract Owner's investment in the Contract
the expected total amount of Guaranteed Lifetime Income Payments over the life of the Contract*

*The "expected total amount of the Guaranteed Lifetime Income Payments over the life of the Contract" is equal to the amount of one Guaranteed Lifetime Withdrawal payment multiplied by a factor that is determined by your life expectancy.  The life expectancy factor tables appear in Treasury Regulation 1.72-9.

The maximum amount excludable from income is the investment in the Contract; once the entire after-tax investment in the Contract is recovered, all Guaranteed Lifetime Income Payments would be fully includable in income.  If payments cease by reason of the death of an Annuitant before the after-tax basis has been fully recovered through Guaranteed Lifetime Income Payments, such unrecovered amounts should be allowable as an income tax deduction in the Contract Owner's last taxable year.

We anticipate that the investment in the Contract will be equal to all amounts paid to us from Your Account.  However, it is possible that the IRS could take the position that a portion or all of such payments are nondeductible expenses that are not includible in your investment in the Contract.

Taxation of Eligible Portfolios or Former Eligible Portfolios that are not held by an Individual Retirement Account.

We believe that in both form and substance the Contract is an annuity for income tax purposes and should be taxed in accordance with the rules applicable to annuities.  Similarly, we believe that transactions (such as sales, redemptions, exchanges, distributions, etc.) involving the investments in the Eligible Portfolios or Former Eligible Portfolios should receive the same income tax treatment as would be accorded them in the absence of the Contract.  The taxation of such transactions is outside the scope of this prospectus, and you should consult with your advisers regarding any matters relating to transactions within Your Account.

The sale of any assets in Your Account in order to pay the Contract Fee for your Contract will be a taxable event, in the same manner as if the assets were sold for any other purpose.  Payments of the Contract Fee for your Contract are not on a tax-free basis.

Although the question is not completely free of doubt, we believe that the Eligible Portfolios or Former Eligible Portfolios will not be subject to the "straddle" rules by reason of owning the Contract.  The IRS defines straddle as offsetting positions in actively traded personal property. Positions are considered "offsetting" if holding one position substantially diminishes the risk of loss on another position held by a taxpayer.  If the straddle rules were to apply to the Eligible Portfolios or Former Eligible Portfolios, the holding period for determining whether the sale of an asset qualifies for long-term capital gain treatment would be suspended, and recognition of losses from the sale of investments could be deferred.  To date, there have been no binding published authorities on this matter, and the IRS may seek to impose the straddle tax rules to your Eligible Portfolio or Former Eligible Portfolio, which could result in adverse tax consequences (such as the deferral of the income tax deduction for losses incurred in Your Account) to you.

Section 1035 Exchanges.

Although Section 1035 of the Internal Revenue Code provides rules that permit the tax-free exchange of annuity contracts under certain conditions, the Contract does not permit any such exchanges, either from or into another annuity, except as stated in the "Suspension and Termination Provisions" and "Marriage Termination Provisions" of this prospectus.

Qualified Retirement Plans.

The Contract is not offered as an Individual Retirement Annuity described in Section 408(b) of the Internal Revenue Code; however, it may be issued to the trustee or custodian of an IRA described in Section 408(a) of the Internal Revenue Code.  The Contract is not issued to employer sponsored qualified retirement plans described in section 401 of the Internal Revenue Code, or as a tax sheltered annuity described in Section 403(b) of the Internal Revenue Code.

If the Contract is purchased inside an IRA, then the beneficial owner of the IRA must be an Annuitant under the Contract.  Payments from the Contract will be made to the IRA.  Income received by an IRA is generally received by it tax free, whereas distributions from the IRA are generally treated as ordinary income (or, in the case of certain distributions from Roth IRAs, as nontaxable income).  For questions regarding tax matters related to your IRA, including matters relating to the taxation of distributions and required minimum distributions, please refer to the information provided to you by the custodian or trustee of the IRA.

We have made no determination as to whether this Contract complies with the terms, conditions and requirements of, or applicable law governing, an IRA.  It is your responsibility to determine such compliance matters.

We are not responsible for administering any legal or tax requirements applicable to your IRA, including but not limited to determining the timing and amount of any distributions that may be required, designation of beneficiaries, etc.  You or your service provider are responsible for all such matters.

The value of your Contract may be required to be considered in determining the amount of the required distributions from your IRA.  We will provide a value of the Contract to your custodian or trustee upon request, but will not determine the total required minimum distribution amount that your IRA will be required to make.

You should consult your plan description and with your custodian or trustee to determine the income tax consequences with respect to contributions to, ownership of, and distributions from, your IRA.

Income Tax Withholding.

Distributions of income from the Contract are subject to federal income tax.  We will withhold the tax from the distributions unless you request otherwise.  However, under some circumstances, the Internal Revenue Code will not permit you to waive withholding.  Such circumstances include:

•	if you do not provide us with a taxpayer identification number; or

•	if we receive notice from the Internal Revenue Service that the taxpayer identification number furnished by you is incorrect.

If you are prohibited from waiving withholding, as described above, the distribution will be subject to mandatory back-up withholding.  The mandatory back-up withholding rate is established by Section 3406 of the Internal Revenue Code and is applied against the amount of income that is distributed.

State and Local Tax Considerations.

The tax rules across all states and localities are not uniform and therefore will not be discussed in this prospectus.  Tax rules that may apply to contracts issued in U.S. territories such as Puerto Rico and Guam are also not discussed.  Prospective purchasers of the Contract should consult a financial consultant, tax adviser or legal counsel to discuss any state or local taxation questions.

Non-Resident Aliens.

Generally, income that is payable to a non-resident alien is subject to federal income tax at a rate of 30%.  We are required to withhold this amount and send it to the Internal Revenue Service.  Some distributions to non-resident aliens may be subject to a lower (or no) tax if a treaty applies.  In order to obtain the benefits of such a treaty, the non-resident alien must:

•	Provide us with a properly completed withholding contract claiming the treaty benefit of a lower tax rate or exemption from tax; and

•	Provide us with an individual taxpayer identification number.

If the non-resident alien does not meet the above conditions, we will withhold 30% of income from the distribution.

Exemption from the 30% withholding is also potentially available for a non-resident alien if the following is provided:

•	sufficient evidence that the distribution is connected to the non-resident alien's conduct of business in the United States;

•	sufficient evidence that the distribution is includable in the non-resident alien's gross income for United States federal income tax purposes; and

•	a properly completed withholding contract claiming the exemption.

Note that for the preceding exemption, the distributions would be subject to the same withholding rules that are applicable to payments to United States persons, including back-up withholding, which is currently at a rate of 28% if a correct taxpayer identification number is not provided.

Payment of Advisory or Service Fees.

Payment of Advisory or Service Fees in excess of 3.00% of Your Account Value will reduce the Guaranteed Lifetime Withdrawal Base and Guaranteed Lifetime Withdrawals under the Contract.  The Withdrawal Exception differs from your Maximum Contract Fee Percentage because the 3% Withdrawal Exception is based on Account Value, while your Maximum Contract Fee Percentage is based on your Guaranteed Lifetime Withdrawal Base.  If you pay advisory or service fees for a Contract issued to your IRA from other assets in your IRA, that payment will not be a "distribution" from your IRA under the Internal Revenue Code.  If you pay advisory or service fees for a Contract issued to your IRA from other assets held outside your IRA, these fees would generally be treated as an additional contribution to your IRA, would be subject to all of the restrictions and limitations that any other contribution to an IRA would be subject to and, depending on your individual circumstances, may not be a permissible contribution.  Such payment may also have other tax consequences to you, and you should consult a tax adviser for further information.

Seek Tax Advice.

The above description of federal income tax consequences of the different types of IRAs which may hold a Contract offered by this prospectus is only a brief summary meant to alert you to the issues and is not intended as tax advice.  Anything less than full compliance with the applicable rules, all of which are subject to change, may have adverse tax consequences.  Any person considering the purchase of a Contract in connection with an IRA should first consult a qualified tax adviser with regard to the suitability of a Contract for the IRA.

We can provide no assurances, in the event the Internal Revenue Service was to challenge the foregoing treatment that a court would agree with the foregoing interpretations of the law.  You should consult with your independent tax and legal advisers before purchasing the Contract.

MISCELLANEOUS PROVISIONS

Ownership of the Contract.

If you and any joint Contract Owner are individuals, each Owner is required to be named as a Contract Owner.  If the Owner is a trust or other non-natural person, an individual must be named as Annuitant.

Periodic communications to Contract Owners.

Statements regarding Your Account will be provided to you periodically by your Financial Advisor, or a designated third party.

During the Accumulation and Withdrawal Phases, we will send you and your Financial Advisor an annual statement.  You and your Financial Advisor will receive automatic confirmation statements containing information about any change in your Guaranteed Lifetime Withdrawal Base, and you may receive these confirmation statements more frequently than annually at no additional charge.  For more information, please contact us at our Home Office at the address and phone number on the first page of this prospectus.

Amendments to the Contract.

Changes in the Contract may need to be approved by the state insurance departments.  The consent of the Contract Owner to an amendment will be obtained to the extent required by law.

Assignment.

You may not assign your interest in the Contract during the Accumulation or Withdrawal Phase.  You may not assign your interest in the Contract during the Income Phase without Home Office prior approval.

Misstatements.

If the age of the Annuitant or any Co-Annuitant is misstated, any Contract benefits will be re-determined using the correct age(s).  If any overpayments have been made, future payments will be adjusted.  Any underpayments will be paid in full.

DISTRIBUTION (MARKETING) OF THE CONTRACT

Nationwide Investment Services Corporation ("NISC") acts as the national distributor of the Contracts sold through this prospectus.  NISC is registered as a broker-dealer under the Securities Exchange Act of 1934 and is a member of the Financial Industry Regulatory Authority ("FINRA").  NISC's address is One Nationwide Plaza, Columbus, Ohio 43215.  In Michigan only, NISC refers to Nationwide Investment Svcs. Corporation.  NISC is a wholly owned subsidiary of Nationwide.  We do not pay commissions to NISC or to unaffiliated broker-dealers for the promotion and sale of the Contracts.

NISC does not sell Contracts directly to purchasers.  Contracts sold through this prospectus can be purchased through registered representatives, appointed by Nationwide, of FINRA broker-dealer member firms.  NISC has entered into a selling agreement with MSSB to sell the Contracts through their registered representatives.  Their registered representatives are licensed as insurance agents by applicable state insurance authorities and appointed as agents of Nationwide in order to sell the Contracts.  Nationwide offers these Contracts on a continuous basis; however no broker- dealer is obligated to sell any particular amount of Contracts.  For limited periods of time, Nationwide may pay additional compensation to broker-dealers as part of special sales promotions.  Regardless of any amount paid or received by Nationwide, the amount of expenses you pay under the Contract will not vary because of such payments to or from such selling firms.  Nationwide will not pass sales expenses through to the Contract Owner.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The latest Annual Report on Form 10-K for Nationwide has been filed with the Securities and Exchange Commission.  It contains additional information about us, including audited consolidated financial statements for our latest fiscal year.  We filed our most recent Form 10-K on March 2, 2010 (Securities Act of 1933 Act File No. 002-64559).  This report is incorporated by reference.

If requested, we will furnish, without charge, a copy of any and all of the documents incorporated by reference, other than exhibits to those documents (unless such exhibits are specifically incorporated by reference in those documents).  You can request these documents by contacting us:

In writing:	Nationwide Life Insurance Company
5100 Rings Road, RR1-04-F4
Dublin, Ohio 43017-1522
By telephone:	1-800-848-6331
By the internet:	http://www.nationwide.com/nw/investor-relations/index.htm

LEGAL OPINION

Legal matters in connection with federal laws and regulations affecting the issue and sale of the Contracts described in this prospectus and the organization of Nationwide, its authority to issue the Contracts under Ohio law, and the validity of the Contracts under Ohio law have been passed on by Nationwide's Office of General Counsel.

ABOUT NATIONWIDE

Nationwide is a stock life insurance company organized under Ohio law in March 1929, with its home office at One Nationwide Plaza, Columbus, Ohio 43215.  Nationwide is a provider of life insurance, annuities and retirement products.  It is admitted to do business in all states, the District of Columbia and Puerto Rico.

Nationwide is a member of the Nationwide group of companies.  Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (the "Companies") are the ultimate controlling persons of the Nationwide group of companies.  The Companies were organized under Ohio law in December 1925 and 1933 respectively.  The Companies engage in a general insurance and reinsurance business, except life insurance.

EXPERTS

The consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries as of December 31, 2009 and 2008, and for each of the years in the three-year period ended December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report of KPMG LLP covering the December 31, 2009 consolidated financial statements and schedules of Nationwide Life Insurance Company and subsidiaries contains an explanatory paragraph that states that Nationwide Life Insurance Company and  subsidiaries changed its method of evaluating other-than-temporary impairments of debt securities due to the adoption of new accounting requirements issued by the FASB, as of January 1, 2009.  KPMG LLP is located at 191 West Nationwide Blvd., Columbus, Ohio 43215.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Nationwide pursuant to the foregoing provisions, or otherwise, Nationwide has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Nationwide will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

DEFINITIONS

Accumulation Phase- The phase of the Contract from the time the Contract is issued until the Withdrawal Phase.

Account Value- The value of the assets in Your Account, as determined as of the close of business on a Valuation Day.

Additional Deposit(s)- Payments applied to Your Account after the Contract is issued.

Annuitant- The person whose life span is used to measure the Guarantee during the Accumulation, Withdrawal and Income Phases under the Contract.

Annuity- The supplemental immediate fixed income annuity contract issued to you when you begin the Income Phase of the Contract.

Annuity Commencement Date- The date the Annuity is issued.

Client Agreement- The agreement you sign that authorizes MSSB and the Overlay Manager to provide the specified services to you regarding Your Account.

Co-Annuitant- If the Contract is jointly owned and you elect the Spousal Continuation Option, you must name a spouse as Co-Annuitant, which is the second person whose life span is used to measure the Guarantee during the Accumulation, Withdrawal and Income Phases under the Contract.

Contract- The Guarantee and supplemental immediate fixed income annuity issued by Nationwide, including any endorsements or riders.

Contract Anniversary- The anniversary of the date we issue your Contract.

Contract Fee or Fee- The fee that is assessed quarterly from Your Account during the Accumulation Phase and Withdrawal Phase and remitted to us by MSSB.

Contract Fee Percentage-The percentage that is multiplied by your Guaranteed Lifetime Withdrawal Base to determine your Contract Fee.

Contract Owner or you- The person, entity and/or Joint Owner that maintains all rights under the Contract, including the right to direct who receives Guaranteed Lifetime Income Payments.

Contract Year- The one-year period starting on the date we issue the Contract and each Contract Anniversary thereafter.

Early Withdrawal- Any withdrawal you take from Your Account prior to the Withdrawal Start Date.

Excess Withdrawal- The portion of a withdrawal taken after the Withdrawal Start Date that is in excess of the Guaranteed Lifetime Withdrawal Amount.

General Account- An account that includes Nationwide's assets, which are available to our creditors.

Guarantee- Our obligation to pay you Guaranteed Lifetime Income Payments for the rest of your life, provided that you comply with the terms of the Contract.

Guaranteed Lifetime Income Payments- Payments you receive during the Income Phase from Nationwide.

Guaranteed Lifetime Withdrawals- Withdrawals you make after the Withdrawal Start Date during the Withdrawal Phase.  The amount of each Guaranteed Lifetime Withdrawal will be equal to your most recent Guaranteed Lifetime Withdrawal Amount.

Guaranteed Lifetime Withdrawal Amount- The amount that you can withdraw from Your Account each calendar year during the Withdrawal Phase without reducing your Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that withdrawals not taken cannot be carried over from one year to the next.

Guaranteed Lifetime Withdrawal Base- The amount multiplied by the Guaranteed Lifetime Withdrawal Percentage to determine the Guaranteed Lifetime Withdrawal Amount.  The Guaranteed Lifetime Withdrawal Base may increase or decrease, as described in this prospectus.

Guaranteed Lifetime Withdrawal Percentage- The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount, and varies based on age and the time of the withdrawal.

Home Office- Our Home Office that is located at the address shown on the cover page of the prospectus.

Income Phase- The phase of the Contract during which we are obligated to make Guaranteed Lifetime Income Payments to the Annuitant.

Individual Retirement Account or IRA- An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.

Joint Owner- One of two Contract Owners, each of which owns an undivided interest in the Contract. Joint Owners must be spouses as recognized under applicable federal law.

MSSB- Morgan Stanley Smith Barney, LLC, its affiliates, or any successors.

Nationwide, we or us- Nationwide Life Insurance Company.

Non-Qualified Contract- A Contract that does not qualify for favorable tax treatment under the Internal Revenue Code as an IRA, Roth IRA, SEP IRA, or Simple IRA.

Roth IRA- An account that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.

SEC or Commission- Securities and Exchange Commission.

SEP IRA- An account that qualifies for favorable tax treatment under Section 408(k) of the Internal Revenue Code.

Simple IRA- An account that qualifies for favorable tax treatment under Section 408(p) of the Internal Revenue Code.

Total Gross Deposits- The total of all deposits, including your initial deposit and excluding any withdrawals, made into Your Account.

Valuation Date or Day- Each day the New York Stock Exchange is open for business.  The value of Your Account is determined at the end of each Valuation Date, which is generally at 4:00 p.m. Eastern Time, but may be earlier on certain days when the New York Stock Exchange is closed early.

Withdrawal Phase- The phase of the Contract during which you take Guaranteed Lifetime Withdrawals from Your Account.

Withdrawal Start Date- The date we receive at Nationwide's Home Office your completed Withdrawal Phase election form indicating your eligibility (and the Co-Annuitant's eligibility, if applicable) and desire to enter the Withdrawal Phase and begin taking annual withdrawals of the Guaranteed Lifetime Withdrawal Amount from Your Account.

You- In this prospectus, "you" means the Contract Owner and/or Joint Owners.

Your Account- The Select UMA account you own.